Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

dated as of April 8, 2008

by and among

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

DANKA BUSINESS SYSTEMS PLC

and

DANKA HOLDING COMPANY

with respect to all

outstanding capital stock of

DANKA OFFICE IMAGING COMPANY

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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2.31	Parent Board and Shareholder Approval	22
2.32	Parent Shareholder Vote	22
2.33	Proxy Statement	22
2.34	SEC and UKLA Compliance	22
2.35	Opinion of Financial Advisor	23
2.36	Voting Arrangements	23
2.37	Due Diligence DVD	23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER		23

3.01	Organization	23
3.02	Authority	23
3.03	No Conflicts	24
3.04	Governmental Approvals and Filings	24
3.05	Legal Proceedings	24
3.06	Financing	24
3.07	Brokers	24

ARTICLE IV COVENANTS OF SELLER AND PARENT		25

4.01	Regulatory and Other Approvals	25
4.02	HSR Filings	25
4.03	Investigation by Purchaser	25
4.04	No Solicitations	26
4.05	Conduct of Business	27
4.06	Financial Statements and Reports; Filings	27
4.07	Employee Matters	28
4.08	Change of Control and Severance Payments	29
4.09	Certain Restrictions	29
4.10	Affiliate Transactions	31
4.11	Books and Records	31
4.12	Noncompetition	31
4.13	Notice and Cure	32
4.14	Parent Shareholder Approval	33
4.15	Director Resignations	36
4.16	Payment of Receivables after Closing	36
4.17	Fulfillment of Conditions	36
4.18	Customer Contracts	36
4.19	Real Property Leases	36

ARTICLE V COVENANTS OF PURCHASER		36

5.01	Regulatory and Other Approvals	37
5.02	HSR Filings	37
5.03	Notice and Cure	37
5.04	Fulfillment of Conditions	37
5.05	Employee Matters	38
5.06	Letters of Credit	39

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER		39

6.01	Representations and Warranties	39
6.02	Performance	40
6.03	Officers’ Certificates	40
6.04	Orders and Laws	40
6.05	Regulatory Consents and Approvals	40
6.06	Material Adverse Change	40
6.07	Resignations of Directors	40
6.08	Escrow Agreement	41
6.09	MIFs	41
6.10	Elimination of the Company’s Indebtedness	41
6.11	Shareholder Approval	41
6.12	Form 8023	41

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLER		41

7.01	Representations and Warranties	41
7.02	Performance	41
7.03	Officers’ Certificates	41
7.04	Orders and Laws	42
7.05	Regulatory Consents and Approvals	42
7.06	Escrow Agreement	42
7.07	Shareholder Approval	42

ARTICLE VIII TAX MATTERS AND POST-CLOSING TAXES		42

8.01	Tax Filings	42
8.02	Tax Cooperation	44
8.03	Tax Refunds, Credits, Etc	44
8.04	Tax Indemnification	45
8.05	Audits, Contests and Tax Indemnification Procedures	46
8.06	Section 338(h)(10) Election	47
8.07	Transfer Taxes	49
8.08	Tax Treatment of Indemnity Payments	49
8.09	Survival of Obligations	49

ARTICLE IX SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS		49

9.01	Survival of Representations, Warranties, Covenants and Agreements	49

ARTICLE X INDEMNIFICATION		49

10.01	Indemnification	49
10.02	Method of Asserting Claims	51
10.03	Insurance Offset	53
10.04	Exclusivity	53

ARTICLE XI TERMINATION		53

11.01	Termination	53

11.02	Effect of Termination	54

ARTICLE XII DEFINITIONS		55

12.01	Definitions	55

ARTICLE XIII MISCELLANEOUS		65

13.01	Notices	65
13.02	Entire Agreement	67
13.03	Expenses	67
13.04	Public Announcements	67
13.05	Confidentiality	67
13.06	Waiver	68
13.07	Amendment	68
13.08	No Third Party Beneficiary	68
13.09	No Assignment; Binding Effect	68
13.10	Headings	69
13.11	Consent to Jurisdiction	69
13.12	Invalid Provisions	69
13.13	Governing Law	69
13.14	Counterparts	69
13.15	Interpretation	69
13.16	Dollars	69
13.17	Disclosure Schedule	70

EXHIBITS AND ANNEX

EXHIBIT A	Escrow Agreement
EXHIBIT B	Officer’s Certificate of Seller
EXHIBIT C	Secretary’s Certificate of Seller
EXHIBIT D	Officer’s Certificate of Parent
EXHIBIT E	Secretary’s Certificate of Parent
EXHIBIT F	Officer’s Certificate of Purchaser
EXHIBIT G	Secretary’s Certificate of Purchaser
EXHIBIT H	Voting Agreement

ANNEX A	Reference Net Worth (Schedule of Assets and Liabilities of the Company as of December 31, 2007)

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This STOCK PURCHASE AGREEMENT dated as of April 8, 2008 is made and entered into by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Danka Holding Company, a Delaware corporation (“Seller”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

WHEREAS, Seller owns ten thousand (10,000) shares of common stock, par value $1.00 per share, of Danka Office Imaging Company, a Delaware corporation (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the “Shares”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of Seller and Parent has (i) determined that the transactions contemplated by this Agreement and the Escrow Agreement are advisable, fair to, and in the best interests of each of Seller and Parent, respectively, and (ii) approved this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby;

WHEREAS, the Parent Board has determined to recommend the approval and adoption by the shareholders of Parent of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Purchaser has approved this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby;

WHEREAS, Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of The Netherlands, and 55th Street Partners II L.P., a Delaware limited partnership (collectively, the “Cypress Shareholders”), own an aggregate of 338,569 6.50% senior convertible participating shares of Parent as of the date of this Agreement; and

WHEREAS, as a condition to, and concurrently with, the execution of this Agreement, Purchaser and the Cypress Shareholders are entering into the Voting Agreement pursuant to which the Cypress Shareholders have agreed, inter alia, to vote in favor of the approval and adoption of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES AND CLOSING

1.01 Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all Liens (other than Liens created by Purchaser), all of the right, title and interest of Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

1.02 Base Purchase Price. The aggregate base purchase price for the Shares is $240,000,000 (the “Base Purchase Price”), which amount, minus the Holdback Amount, shall be (i) payable in immediately available funds in the manner provided in Section 1.03 and (ii) subject to adjustment as provided in Section 1.04.

1.03 Pre-Closing; Closing; Escrow.

(a) The Pre-Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M., local time, on the Pre-Closing Date. At the Pre-Closing, Seller and Parent will execute and deliver to counsel to Purchaser: (i) the Escrow Agreement; (ii) a certificate or certificates representing the Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached; and (iii) any other certificates and other Contracts, documents and instruments to be delivered by each of them pursuant to the terms of this Agreement. Each of the items referred to in subparagraphs (i), (ii) and (iii) of this Section 1.03(a) shall be held by counsel to Purchaser strictly to the order of Seller and Parent and on terms that neither Seller nor Parent shall be bound by the terms of the Escrow Agreement or other Contracts so delivered unless and until Closing occurs. In the event that Closing does not take place, each of the items referred to in subparagraphs (i), (ii) and (iii) of this Section 1.03(a) shall be returned to Seller and Parent forthwith by counsel to Purchaser. In addition, at the Pre-Closing, Purchaser will execute and deliver to counsel to Parent: (iv) the Escrow Agreement; and (v) any other certificates and other Contracts, documents and instruments to be delivered by Purchaser to Parent and/or Seller pursuant to the terms of this Agreement. Each of the items referred to in subparagraphs (iv) and (v) of this Section 1.03(a) shall be held by counsel to Parent strictly to the order of Purchaser and on terms that Purchaser shall not be bound by the terms of the Escrow Agreement or other Contracts so delivered unless and until Closing occurs. In the event that Closing does not take place, each of the items referred to in subparagraphs (iv) and (v) of this Section 1.03(a) shall be returned to Purchaser forthwith by counsel to Parent.

(b) The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005, or at such other place as Purchaser and Seller mutually agree, immediately following satisfaction of the condition set forth in Section 6.11 (Shareholder Approval). At the Closing, Purchaser will pay the Base Purchase Price, minus the Holdback Amount, by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date, provided that $25,000,000 (the “Escrow Amount”) of the Base Purchase Price shall be delivered by Purchaser by wire transfer of immediately available funds to Citibank, N.A., as escrow agent (the “Escrow Agent”) under an escrow agreement to be entered into on the Closing Date by Seller, Parent and Purchaser and the Escrow Agent substantially in the form of Exhibit A hereto (the “Escrow Agreement”) to satisfy any claims for Losses suffered by Purchaser Indemnified Parties pursuant to Article VIII or Article X. In addition, each of the items referred to in subparagraphs (iv) and (v) of Section 1.03(a) shall be unconditionally released and delivered to Seller and Parent. Simultaneously, Seller will assign and transfer to Purchaser all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens (other than Liens created by Purchaser), and each of the items referred to in subparagraphs (i), (ii) and (iii) of Section 1.03(a) shall be unconditionally released and delivered to Purchaser. At the Closing, there shall also be delivered to Seller and Purchaser the certificates to be delivered pursuant to Sections 6.03, 6.09 (if requested by Purchaser), and 7.03.

1.04 Final Purchase Price; Net Worth Adjustment.

(a) In the event that the amount of the Closing Net Worth is (i) greater than the Reference Net Worth, the Base Purchase Price shall be increased, dollar for dollar, by the amount by which the Closing Net Worth exceeds the Reference Net Worth, or (ii) less than the Reference Net Worth, the Base Purchase Price shall be decreased, dollar for dollar, by the amount by which the Reference Net Worth exceeds the Closing Net Worth (such increase or decrease, as applicable, referred to herein as the “Net Worth Adjustment”); provided, however, that in no event shall the Net Worth Adjustment exceed the Holdback Amount. The Base Purchase Price, as so increased or decreased, is referred to herein as the “Final Purchase Price”.

(b) In order to conclusively determine the Closing Net Worth and the Net Worth Adjustment, as soon as reasonably practicable after the Closing Date (but no later than ninety (90) days after the Closing Date), Purchaser will prepare, and cause Purchaser’s accountants to audit, the Company’s balance sheet as of the Closing Date (the “Closing Date Balance Sheet”). Seller shall cooperate with Purchaser and Purchaser’s accountants in connection with the preparation and audit of the Closing Date Balance Sheet, and Seller shall provide Purchaser and Purchaser’s accountants with reasonable access to any of its books, records, schedules, analyses, working papers and other information relating to the Company. The Closing Date Balance Sheet shall be prepared in accordance with GAAP from the Books and Records applying, in all material respects, the accounting principles used to determine the Reference Net Worth and as applied in the preparation of the Audited Financial Statements. Set forth as Annex A hereto is the schedule of assets and liabilities of the Company as of December 31, 2007 used in determining the Reference Net Worth.

(c) Purchaser shall deliver to Seller on or prior to the date on which the Closing Date Balance Sheet is due (i) the Closing Date Balance Sheet, (ii) a statement of the calculation of the Closing Net Worth and (iii) a statement of the calculation of the resulting Net Worth Adjustment (collectively, the “Net Worth Statement”). The Net Worth Statement shall be final and binding on the parties, and deemed accepted by Seller unless, within sixty (60) days after Seller’s receipt thereof, Seller provides Purchaser with a written notice of objection to the Net Worth Statement (an “Objection Notice”). The Objection Notice shall specify in reasonable detail each item on the Net Worth Statement that Seller disputes and the nature of any objection so asserted. Any items not specifically identified in the Objection Notice shall be deemed accepted by Seller. Purchaser agrees that during such 60-day period following Seller’s receipt of the Net Worth Statement, Seller and its representatives shall have, for purposes of evaluating the Net Worth Statement, reasonable access to properties and appropriate books, records, schedules, analyses, working papers and other information used in the preparation of the Net Worth Statement. Purchaser shall use reasonable best efforts to cause Purchaser’s accountants to make all of its work papers underlying the review and audit of the Closing Date Balance Sheet reasonably available to Seller and its representatives and to consult in good faith with Seller and its representatives during such period.

(d) During the 60-day period following the date on which the Objection Notice is received by Purchaser, Seller and Purchaser shall use good faith efforts to resolve any objections contained therein. If Seller and Purchaser are unable to resolve the dispute within such 60-day period, then any disputed matter set forth in the Objection Notice which remains unresolved shall be submitted by Seller and Purchaser for a final determination to an independent accounting firm of nationally recognized standing reasonably satisfactory to Seller and Purchaser (or, if Seller and Purchaser cannot agree on such an accounting firm, then each shall select an accounting firm (other than an accountant of the parties hereto or their respective Affiliates) and such accounting firms shall select a third accounting firm (other than an accountant of the parties hereto or their respective Affiliates) (the accounting firm mutually agreed upon by Seller and Purchaser or by their selected accounting firms being the “Independent Accounting Firm”)). The Independent Accounting Firm shall, based solely on the presentations made by Seller and Purchaser and within sixty (60) days after its appointment, render a written report as to the resolution of each disputed matter set forth in the Objection Notice which remains outstanding, and as to the calculation of the Closing Net Worth, the Net Worth Adjustment and the Final Purchase Price. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the calculation of the Closing Net Worth, Net Worth Adjustment and the Final Purchase Price. The Independent Accounting Firm’s determination shall be conclusive and binding on all parties and shall be enforceable in a court of Law.

(e) The Independent Accounting Firm’s fees and expenses shall be borne equally by Seller and Purchaser. Each party shall otherwise bear its own costs and expenses associated with the resolution of such dispute, including the fees and expenses of their respective accountants and attorneys.

(f) The Final Purchase Price shall become final and binding upon the parties upon the earlier of (i) the failure by Seller to object thereto within the period permitted under, and otherwise in accordance with, the requirements of Section 1.04(c), (ii) the written agreement between Purchaser and Seller with respect thereto or (iii) the decision by the Independent Accounting Firm with respect to disputes under Section 1.04(d).

(g) If the Base Purchase Price exceeds the Final Purchase Price, Purchaser shall be entitled to deduct the Adjustment Amount from the Holdback Amount and shall, within five (5) Business Days after the Final Purchase Price has become final and binding under Section 1.04(f), pay by wire transfer of immediately available funds the amount of the Holdback Amount remaining following such deduction, if any, plus interest accrued thereon (at the Interest Rate) from the Closing Date to, but not including, the date of actual payment, to such account as Seller may reasonably direct; provided, however, that if the Adjustment Amount exceeds the Holdback Amount, Purchaser’s sole recourse under this Section 1.04(g) shall be to retain the entire Holdback Amount.

(h) If the Final Purchase Price equals or exceeds the Base Purchase Price, Purchaser shall, within five (5) Business Days after the Final Purchase Price has become final and binding under Section 1.04(f), pay by wire transfer of immediately available funds (i) the Holdback Amount and (ii) the Adjustment Amount, if any, plus interest accrued on such amounts (at the Interest Rate) from the Closing Date to, but not including, the date of actual payment, to such account as Seller may reasonably direct; provided, however, that in no event shall the Adjustment Amount exceed $10,000,000.

1.05 Further Assurances; Post-Closing Cooperation.

(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement. Seller and Parent shall use best efforts from time to time after the Closing to execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Shares in Purchaser and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and its Assets and Properties and Books and Records, and otherwise to cause Seller and Parent to fulfill its obligations under this Agreement and the Escrow Agreement.

(b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours and upon reasonable notice, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) compliance with the requirements of any Governmental or Regulatory Authority, (ii) the determination or enforcement of the rights and obligations of any party to this Agreement or the Escrow Agreement (iii) any actual or threatened Action or Proceeding (iv) the preparation of Tax Returns and (v) the Members Voluntary Liquidation. Further, each party agrees for a period extending for the earlier of (x) six (6) years after the Closing Date and (y) the final liquidation of Seller not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c) If, in order properly to prepare Tax Returns, documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) during normal business hours and upon reasonable notice at the recipient’s request, cost and expense. Any information obtained by Seller or Parent in accordance with this paragraph shall be held confidential by Seller and Parent in accordance with Section 13.05.

(d) Notwithstanding anything to the contrary contained in this Section 1.05, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section 1.05 shall be subject to applicable rules relating to discovery.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent, jointly and severally, hereby represent and warrant to Purchaser as follows:

2.01 Organization of Seller and Parent. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a public limited company, validly existing and in good standing under the laws of England and Wales. Each of Seller and Parent has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell or cause to sell and transfer (pursuant to this Agreement) the Shares.

2.02 Authority. The execution and delivery by each of Seller and Parent of this Agreement and the Escrow Agreement, and the performance by each of Seller and Parent of its obligations hereunder and thereunder, have been duly and validly authorized by the Boards of Directors of Seller and Parent, and, other than the passing of the Shareholder Resolutions at the Parent Shareholder Meeting, no other corporate action on the part of Seller or Parent is necessary for the authorization and consummation of the transactions contemplated hereby or thereby by Seller and Parent. This Agreement has been duly and validly executed and delivered by each of Seller and Parent and constitutes, and upon the execution and delivery by each of Seller and Parent of the Escrow Agreement, the Escrow Agreement will constitute legal, valid and binding obligations of each of Seller and Parent enforceable against each of Seller and Parent in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.03 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.03 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing could not reasonably be expected to result in material cost or expense to the Company. The name of each director and officer of the Company on the date of this Agreement, and the position with the Company held by each, are listed in Section 2.03 of the Disclosure Schedule. Seller has prior to the date of this Agreement delivered to Purchaser, and included in the Due Diligence DVD, true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date of this Agreement.

2.04 Capital Stock. The authorized capital stock of the Company consists solely of ten thousand (10,000) shares of common stock, of which only the Shares have been issued. The Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. Seller owns the Shares, beneficially and of record, free and clear of all Liens. Except for this Agreement and as disclosed in Section 2.04 of the Disclosure Schedule, there are no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1.03 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens (other than Liens created by Purchaser).

2.05 No Subsidiaries. The Company has no subsidiaries or investments in any other company or business organization.

2.06 No Conflicts. The execution and delivery by each of Seller and Parent of this Agreement and the Escrow Agreement do not, the performance by each of Seller and Parent of its obligations under this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or association or by-laws (or other comparable corporate charter documents) of Seller, Parent or the Company;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.07 of the Disclosure Schedule, materially conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Seller, Parent, the Company or any of their respective Assets and Properties except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates; or

(c) except as disclosed in Section 2.06 of the Disclosure Schedule, (i) materially conflict with or result in a material violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a material default under, (iii) require Seller, Parent or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien (other than a Permitted Lien) upon Seller, Parent, the Company or any of their respective Assets and Properties under, any material Contract or License to which the Company or Seller or Parent (in each with respect to the Company’s business) is a party or by which any of the Company’s Assets and Properties is bound.

2.07 Governmental Approvals and Filings. Except as disclosed in Section 2.07 of the Disclosure Schedule, no material consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, Parent or the Company is required in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

2.08 Books and Records. Except as disclosed in Section 2.08 of the Disclosure Schedule, the minute books and other similar records of the Company as made available to Purchaser prior to the date of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the Board of Directors and committees of the Board of Directors of the Company. The stock transfer ledgers and other similar records of the Company as made available to Purchaser prior to the date of this Agreement accurately reflect all record transfers prior to the date of this Agreement in the capital stock of the Company. Except as set forth in Section 2.08 of the Disclosure Schedule, the Company does not have any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly held by any means (including without limitation any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller, Parent or the Company.

2.09 Financial Statements.

(a) Prior to the date of this Agreement, Parent and Seller have delivered to Purchaser true and complete copies of the following financial statements:

(i) the unaudited balance sheets of the Company as of March 31, 2007, March 31, 2006, and March 31, 2005, and the related unaudited statements of operations, shareholders’ equity and cash flows for each of the fiscal years then ended;

(ii) the unaudited balance sheets of the Company as of December 31, 2007, September 30, 2007 and June 30, 2007 and the related unaudited statements of operations, shareholders’ equity and cash flows for the portion of the fiscal year then ended; and

(iii) the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of March 31, 2007, 2006 and 2005, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Ernst & Young LLP, and all letters from such accountants with respect to the results of such audits.

(b) Except as set forth in the notes thereto, all such financial statements (i) were prepared in accordance with GAAP and (ii) with respect to clauses (i) and (ii) above, fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby subject in the case of interim financial statements to normal, recurring type year-end adjustments that are not material, in the aggregate, to the Business or Condition of the Company, and (iii) were compiled from the Books and Records. Each of Seller, Parent and the Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain accountability for assets; and (iii) the recorded accountability for assets is maintained at reasonable intervals and in conformity with GAAP.

2.10 Absence of Changes. Except as disclosed in Section 2.10 of the Disclosure Schedule and for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Audited Financial Statement Date to the date of this Agreement, there has not occurred any Material Adverse Change. Without limiting the foregoing, except as disclosed in Section 2.10 of the Disclosure Schedule, there has not occurred since the Audited Financial Statement Date:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock of or any Option with respect to the Company;

(ii) any authorization, issuance, sale or other disposition by the Company of any shares of capital stock of or Option with respect to the Company, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company;

(iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary is, or after giving effect to such increase is, at least $200,000, except to the extent such increase is provided for under any Benefit Plan or Employment-Related Contract; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, Employment-Related Contract or other employee compensation arrangement or (B) salary ranges or guidelines in respect of any Benefit Plan, Employment-Related Contract or other employee compensation arrangement, in each case, except to the extent modification is provided for under such Benefit Plan, Employment-Related Contract or other employee compensation arrangement; or (z) any adoption, entering into or becoming bound by any Benefit Plan, Employment-Related Contract (other than Employment-Related Contracts entered into in the normal course of business consistent with past practice that are at-will and can in the aggregate be terminated without material cost or expense by the Company upon no more than 30 days’ notice) or collective bargaining agreement, or amendment or modification to or termination (partial or complete) of any Benefit Plan, Employment-Related Contract or collective bargaining agreement, except to the extent required by applicable Law or provided pursuant to the terms of such Benefit Plan, Employment-Related Contract or collective bargaining agreement and other than termination of Employment-Related Contracts in the ordinary course of business in connection with termination of employment or services;

(iv) (x) incurrences by the Company of Indebtedness in an aggregate principal amount exceeding $15,000,000 (net of any amounts discharged during such period), or (y) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company;

(v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company in an aggregate amount exceeding $100,000;

(vi) any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (y) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company except for any such change required by reason of a concurrent change in GAAP and disclosed in a SEC Report;

(vii) any material revaluation of, or any determination to materially revalue, its Assets and Properties;

(viii) any settlement or compromise of any material Liability except in the ordinary course of business consistent with past practice (other than with respect to transactions contemplated by this Agreement);

(ix) any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any material Assets and Properties of the Company, other than inventory acquired or disposed of in the ordinary course of business consistent with past practice;

(x) any (x) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company, (y) recapitalization, reorganization, liquidation or dissolution of the Company or (z) merger or other business combination involving the Company and any other Person;

(xi) except as would not be materially adverse to the Business or Condition of the Company, any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving of any consent with respect to (x) any Contract which is required (or had it been in effect on the date of this Agreement would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 2.18(a) or (y) any material License held by the Company;

(xii) any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in an aggregate amount exceeding $100,000;

(xiii) any commencement or termination by the Company of any line of business;

(xiv) any transaction by the Company with Seller or Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent (x) outside the ordinary course of business consistent with past practice or (y) other than on an arm’s-length basis pursuant to a Contract in effect on the Audited Financial Statement Date and disclosed pursuant to Section 2.18(a)(ix) of the Disclosure Schedule;

(xv) any material change in any election concerning Taxes or settling or compromising any material Tax liability, filing any material amended Tax Return, or surrendering any claim for a refund of material Taxes;

(xvi) any proposal to file or adopt a plan of complete or partial liquidation, reorganization, dissolution, recapitalization or merger of the Company;

(xvii) any material modification of the Company’s (x) collection practices for any receivable or other right to payment or (y) payment practices for any payable from past practices in the ordinary course; or

(xviii) any entry into a Contract to do or engage in any of the foregoing after the date of this Agreement.

2.11 No Undisclosed Liabilities or Payments. Except for Liabilities (i) incurred since the Audited Financial Statement Date in the ordinary course of business consistent with past practice, (ii) as reflected or reserved against in the balance sheet included in the Audited Financial Statements or in the notes thereto, (iii) incurred as expressly permitted by this Agreement or (iii) as disclosed in Section 2.11 of the Disclosure Schedule, there are no Liabilities (whether absolute, accrued, contingent, or otherwise) against, relating to or affecting the Business or Condition of the Company.

2.12 Taxes. Except as disclosed in Section 2.12 of the Disclosure Schedule:

(a) Seller and the Company have (i) timely filed (taking into account applicable extensions), will timely file or there has or will have been timely filed on their behalf, all U.S. federal income and other material Tax Returns required to be filed by it by applicable Law prior to the Closing Date and all such Tax Returns were or will be true, complete and correct in all material respects. The Seller and the Company have paid or have had paid on their behalf, all U.S. federal income and other material Taxes shown to be due on the Tax Returns other than such Taxes being contested in good faith to the extent adequate reserves for such contested Taxes are established and taken into account in computing the Net Worth Adjustment. All adjustments of Tax liability resulting from the resolution of any audit or proposed deficiency of the Seller or the Company have been reported to appropriate state and local taxing authorities and the Seller and the Company have paid or have had paid on their behalf all resulting Taxes payable to state and local taxing authorities other than such Taxes being contested in good faith but only to the extent adequate reserves for such Taxes have been established and taken into account in computing the Net Worth Adjustment.

(b) No jurisdiction in which Seller or the Company have not filed a Tax Return has asserted in writing that Seller or the Company is required to file a Tax Return in such jurisdiction.

(c) Seller and the Company have established or have had established on their behalf (and until the Closing Date will maintain) on its respective books and records reserves adequate to pay all material Taxes not yet due and payable and such reserves are clearly identified as reserves for current Taxes.

(d) There are no material Liens for Taxes upon the assets of the Company except for Permitted Liens.

(e) The Company has complied in all material respects (and until the Closing Date will comply) with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code §§1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other Laws) and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities the required amounts.

(f) Neither Seller nor the Company (i) has requested (and no request has been made on its behalf) any extension of time within which to file any Tax Return which extension is still applicable, (ii) has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on its behalf), (iii) has received any written ruling of a Governmental Authority relating to Taxes, or any other written and legally binding agreement with a Governmental Authority relating to Taxes, or (iv) is or has been a “distributing corporation” or a “controlled corporation” within the meaning of Code §355.

(g) No audits or other administrative proceedings or court proceedings are presently pending or threatened, in writing, with regard to any Taxes or Tax Returns of, or that include, Seller or the Company.

(h) No power of attorney currently in force has been granted by the Company concerning any Tax matter.

(i) No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company and any other person, including pursuant to any tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement. The Company has no liability for Taxes of any person (other than Seller and its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor, or by contract or otherwise.

(j) Except as disclosed in Section 2.12(j) of the Disclosure Schedule, neither Seller nor the Company is a party to any agreement, contract, or arrangement that could reasonably be expected to result in the payment of any “excess parachute payments” within the meaning of Code §280G.

(k) The Company is not required to include in income for a taxable period ending after the Closing Date any adjustment pursuant to Code §481(a) by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service has not proposed an adjustment or change in accounting method. No income of the Company will be recognized as taxable income after the Closing as a result of the Company being a party to an installment sale or open transaction disposition made on or prior to the Closing Date.

(l) The Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation Section 1.6011-4.

(m) The Company is not a party to a gain recognition agreement pursuant to Code §367.

(n) This Section 2.12 constitutes the sole and exclusive representations and warranties of Seller and Parent with respect to any Tax matters related to the Company.

2.13 Legal Proceedings. (a) Except as disclosed in Section 2.13 of the Disclosure Schedule:

(i) there are no Actions or Proceedings pending or, to the Knowledge of Seller and Parent, threatened against, relating to or affecting Seller, Parent, the Company or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement or the Escrow Agreement to Purchaser, or (ii) if determined adversely to Seller, Parent or the Company, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or (y) Losses by the Company, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $500,000; and

(ii) there are no Orders outstanding against the Company.

(b) Prior to the date of this Agreement, each of Seller and Parent has delivered to Purchaser, and included in the Due Diligence DVD, all responses to auditors’ requests for information delivered in connection with the Audited Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company.

2.14 Compliance With Laws and Orders. Except as disclosed in Section 2.14 of the Disclosure Schedule, the Company is not, nor as of the date of this Agreement, has it received any notice that it is in violation of or in default under, in any material respect, any Law or Order applicable to the Company or any of its Assets and Properties.

2.15 Benefit Plans; ERISA.

(a) Section 2.15(a) of the Disclosure Schedule (i) contains a true and complete list of each material Benefit Plan, (ii) identifies each Qualified Plan and (iii) identifies each Defined Benefit Plan. The Company has not scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan. No material loan is outstanding between the Company and any employee.

(b) The Company neither maintains nor is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

(c) Neither the Company nor any ERISA Affiliate thereof has at any time sponsored, maintained, or contributed to any pension plan that is subject to Title IV of ERISA, or any multiemployer plan within the meaning of ERISA Section 3(37). Neither the Company nor any ERISA Affiliate thereof has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and no condition exists that could reasonably be expected to result in the Company or any ERISA Affiliate incurring any such liability.

(d) Each of the Benefit Plans is in all material respects in compliance with, and the Company has not received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders. Each Qualified Plan has received a favorable determination letter from the IRS as to its qualification under the Code and no event has occurred that could reasonably be expected to adversely affect the continued effectiveness of any such determination letter.

(e) Neither Seller nor the Company is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract except to the extent failure to do so would not reasonably be expected to result in material liability to the Company. All contributions and other payments required to be made by Seller, Parent or the Company to any Benefit Plan, except to the extent failure to do so would not reasonably be expected to result in material liability to the Company with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP. There are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan, except to the extent such liabilities would not reasonably be expected to result in material liability to the Company.

(f) No event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

(g) No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to the Company. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Benefit Plan that is a Pension Benefit Plan.

(h) Except as disclosed in Section 2.15(h) of the Disclosure Schedule, no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

(i) To the Knowledge of Seller and Parent, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of Purchaser, the Company or any fiduciary of any such Benefit Plan.

(j) Complete and correct copies of the following documents have been made available to Purchaser, to the extent applicable:

(i) the Benefit Plans, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

(ii) current summary plan descriptions of each Benefit Plan subject to ERISA;

(iii) the most recent Form 5500 and schedules thereto for each Benefit Plan subject to ERISA reporting requirements (including the 2007 Form 5500 and schedules filed prior to the Closing Date);

(iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

(v) the most recent accountings with respect to any Benefit Plan funded through a trust; and

(vi) the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted.

2.16 Real Property.

(a) Section 2.16(a) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by the Company (as lessor or lessee) as of the date of this Agreement. The Company does not own any parcel of real property.

(b) The Company has sufficient rights of ingress and egress with respect to the real property listed in Section 2.16(a) of the Disclosure Schedule and all buildings, structures, facilities, fixtures and other improvements thereon necessary to conduct business of the Company as of the date of this Agreement. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect.

(c) The Company has a valid leasehold estate in the real properties described in Section 2.16(a) of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens. Each lease referred to in paragraph (a) above is in full force and effect and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Knowledge of Seller and Parent, of each other Person that is a party thereto, and except as set forth in Section 2.16(c) of the Disclosure Schedule, there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) existing thereunder.

(d) Except as disclosed in Section 2.16(d) of the Disclosure Schedule, the material improvements on the real property identified in Section 2.16(a) of the Disclosure Schedule are in operating condition and are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of Seller and Parent, threatened against any of such real property or the improvements thereon.

(e) Prior to the date of this Agreement, Seller has delivered to Purchaser, and included in the Due Diligence DVD, true and complete copies of all such leases referred to in Section 2.16(a).

2.17 Intellectual Property Rights. The Intellectual Property disclosed in Section 2.17 of the Disclosure Schedule is all of the registered and applied-for trademarks, service marks, patents, copyrights and domain names owned by the Company. To the Knowledge of Seller and Parent, the Company either has all right, title and interest (other than rights granted to the Company’s licensees in the ordinary course of business) in or a valid and binding right under Contract to use all Intellectual Property that is used or necessary in the conduct of the business of the Company as currently conducted. Except as disclosed in Section

2.17 of the Disclosure Schedule, (i) the Company is the exclusive owner of the Intellectual Property disclosed in Section 2.17 of the Disclosure Schedule, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property (A) are, to the Knowledge of Seller and Parent, valid and in full force and effect and (B) are not, as of the date of this Agreement, subject to the payment of any Taxes or maintenance fees that have not been paid or the taking of any other actions by the Company that have not been taken, which are required by the applicable Governmental or Regulatory Authorities to be paid or taken prior to the date of this Agreement to maintain such applications or registrations, (iii) the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, and (iv) to the Knowledge of Seller and Parent, no Intellectual Property owned by the Company is being materially infringed by any other Person. None of Seller, Parent or the Company has received in the past two (2) years notice that the Company is infringing any Intellectual Property of any other Person, no claim is pending or, to the Knowledge of Seller and Parent, has been made to such effect that has not been resolved and, to the Knowledge of Seller and Parent, the Company is not infringing any Intellectual Property of any other Person.

2.18 Contracts; Master Templates.

(a) Section 2.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (except as otherwise provided in Section 2.18(a) of the Disclosure Schedule, true and complete copies, together with all amendments, exhibits, schedules, annexes, addenda, attachments, modifications and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the date of this Agreement and are part of the Due Diligence DVD), to which the Company is a party or by which any of its Assets and Properties is bound:

(i) all material Contracts (excluding Benefit Plans) with any employee, former employee or consultant of the Company providing for a commitment of employment or consultation services for a specified or unspecified term and all material Contracts otherwise relating to employment or the termination of employment of such employees or consultants and with respect to which the Company could reasonably be expected to have any material liability, including, without limitation, individual change of control, severance and similar agreements (the “Employment-Related Contracts”);

(ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity (other than restrictions as to the use of licensed Intellectual Property contained in IP Contracts entered into in the ordinary course of business) or compete with any Person or, except as provided in Section 4.12, prohibiting or limiting the ability of any Person to compete with the Company;

(iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv) all Contracts relating to Indebtedness of the Company in excess of $75,000 or to preferred stock issued by the Company;

(v) all material Contracts relating to (A) the disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

(vi) all material Contracts with suppliers, vendors, distributors, dealers, manufacturer’s representatives, sales agencies or franchisees;

(vii) all material master sale agreements, master lease agreements and master rental agreements to which the Company is a party and pursuant to which products and services are sold, leased or rented by or from the Company or services are performed by or for the Company;

(viii) all Contracts, documentation or information relating to past disposal of waste (whether or not hazardous);

(ix) all Contracts between or among the Company, on the one hand, and Seller, Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent, on the other hand;

(x) all collective bargaining or similar labor Contracts;

(xi) all Contracts relating to the settlement of any litigation or legal or regulatory proceeding pursuant to which the Company, or the Assets and Properties of the Company, is subject to any existing or potential Liability;

(xii) all material IP Contracts; and

(xiii) all other Contracts (other than Benefit Plans, leases listed in Section 2.16(a) of the Disclosure Schedule and insurance policies listed in Section 2.20 of the Disclosure Schedule) that (A) involve the payment pursuant to the terms of any such Contract, by or to the Company of more than $75,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company.

(b) Each Contract required to be disclosed under Section 2.18 is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Parent, Seller and the Company, as applicable, and, to the Knowledge of Seller and Parent, each additional party thereto; and except as disclosed in Section 2.18(b) of the Disclosure Schedule, (i) neither the Company nor, to the Knowledge of Seller and Parent, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect and (ii) none of Seller, Parent or the Company is participating in any discussions or negotiations regarding modification of, or amendment to, any of the Contracts required to be disclosed under Section 2.18(a).

2.19 Licenses.

(a) Section 2.19(a) of the Disclosure Schedule contains a true and complete list of all material Licenses used in and material to the business or operations of the Company (and all pending applications for any such Licenses). Prior to the date of this Agreement, Seller has delivered to Purchaser, and included in the Due Diligence DVD, true and complete copies of all such Licenses.

(b) Except as disclosed in Section 2.19(b) of the Disclosure Schedule:

(i) the Company owns or validly holds all Licenses that are material to its business or operations;

(ii) each License listed in Section 2.19 of the Disclosure Schedule is valid, binding and in full force and effect; and

(iii) the Company is not, and as of the date of this Agreement has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License in any material respect.

2.20 Insurance. Section 2.20 of the Disclosure Schedule contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) have been issued to any Person (other than the Company) for the benefit of the Company. Except as disclosed in Section 2.20 of the Disclosure Schedule, the insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Section 2.20 of the Disclosure Schedule is valid, binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor the Person to whom such policy has been issued has received, as of the date of this Agreement, any notice of cancellation or termination in respect of any such policy or is in default thereunder. Neither the Company nor the Person to whom such policy has been issued has received, as of the date of this Agreement, notice that any insurer under any policy referred to in this Section 2.20 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.21 Affiliate Transactions. Except as disclosed in Section 2.18(a)(ix) or Section 2.21(a) of the Disclosure Schedule, (i) there are no intercompany Liabilities between the Company, on the one hand, and Seller, Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent, on the other, (ii) none of Seller, Parent or any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company, (iii) the Company does not provide or cause to be provided any assets, services or facilities to Seller or Parent or any such officer, director or Affiliate and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets issued by Seller, Parent or any such officer, director or Affiliate. Except as disclosed in Section 2.21(b) of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.21(a) of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis. Except as disclosed in Section 2.21(c) of the Disclosure Schedule, since the Audited Financial Statement Date, all settlements of intercompany Liabilities between the Company, on the one hand, and Seller, Parent or any such officer, director or Affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

2.22 Employees; Labor Relations.

(a) Seller has provided to Purchaser a list of the name of each officer and employee of the Company having an annual base salary or wages of at least $100,000, together with each such person’s position or function, current annual base salary or wage rate and any incentive or bonus arrangement with respect to such person in effect on such date.

(b) Except as disclosed in Section 2.22 of the Disclosure Schedule, (i) no employee of the Company is presently a member of a collective bargaining unit and, to the Knowledge of Seller and Parent, as of the date of this Agreement, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last two (2) years against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Since March 31, 2007 to the date of this Agreement, there has been no work stoppage, strike or other concerted action by employees of the Company. During that period, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining.

2.23 Environmental Matters. Except as set forth in Section 2.23 of the Disclosure Schedule: (i) the Company is and has for the five (5) years prior to the date of this Agreement been in material compliance with all Environmental Laws (including without limitation all permits and licenses required under any Environmental Laws for the facilities or operations of the Company), (ii) during the five (5) years prior to the date of this Agreement the Company has not received any oral or written notice of any actual or alleged violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Laws with respect to the past or current operations or facilities of the Company and (iii) the Company, or to the Knowledge of Seller and Parent, any of its predecessors, has not treated, stored, disposed, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any hazardous or toxic substance or waste or owned or operated any property or facility contaminated with any hazardous or toxic substance or waste so as to give rise to a material liability of the Company under any Environmental Laws. The transactions contemplated by this Agreement will not result in any notice to or consent of any Governmental Authority under any transaction-triggered Environmental Laws.

2.24 Substantial Customers and Suppliers. Section 2.24(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Section 2.24(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Company, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in Section 2.24(c) of the Disclosure Schedule, as of the date of this Agreement, the Company maintains good relations with such customers and suppliers, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Company since the Audited Financial Statement Date through the date of this Agreement, or to the Knowledge of Seller and Parent, has, as of the date of this Agreement, threatened to cease or materially reduce such purchases, use, sales or provision of services either as a result of the transactions contemplated by this Agreement or otherwise, and, to the Knowledge of Seller and Parent, as of the date of this Agreement, no event has occurred that could reasonably be expected to materially and adversely affect the Company’s relations with any such customer or supplier.

2.25 No Powers of Attorney. Except as set forth in Section 2.25 of the Disclosure Schedule, the Company does not have any powers of attorney or comparable delegations of authority outstanding.

2.26 Brokers. Except for Houlihan, Lokey, Howard & Zukin, whose fees, commissions and expenses are the sole responsibility of Seller and Parent, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller and Parent directly with Purchaser without the intervention of any Person on behalf of Seller or Parent in such manner as to give rise to any valid claim by any Person against Purchaser or the Company for a finder’s fee, brokerage commission or similar payment.

2.27 Full Disclosure. To the Knowledge of Seller and Parent, the information disclosed by or on behalf of Seller and Parent in or in connection with this Agreement does not omit any information that Parent or Seller reasonably believes would be of material significance to a reasonable buyer in its determination of whether to purchase the Shares upon the terms and subject to the conditions set forth in this Agreement.

2.28 Solvency. Each of Seller, Parent and the Company is solvent (and Parent is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986) and, after giving effect to the transactions contemplated by this Agreement and the Escrow Agreement, will be solvent (and Parent will not be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986).

2.29 Indebtedness. Except for Indebtedness described in Section 2.29 of the Disclosure Schedule, the Company has no Indebtedness outstanding on the date of this Agreement.

2.30 MIF. Section 2.30 of the Disclosure Schedule sets forth the number and type of contracted machines in field (excluding printers, faxes, and vendor-owned or vendor-contracted machines) of the Company (“MIFs”) as of the date of this Agreement.

2.31 Parent Board and Shareholder Approval. The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held prior to the date of this Agreement, and not subsequently rescinded or modified in any way, has upon the terms and subject to the conditions of this Agreement duly (i) approved this Agreement and the Escrow Agreement and determined that this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby are in the best interests of Parent and its shareholders as a whole and (ii) resolved to recommend (the “Board Recommendation”) that the shareholders of Parent approve the Shareholder Resolutions at the Parent Shareholder Meeting.

2.32 Parent Shareholder Vote. Other than the passing of the Shareholder Resolutions at the Parent Shareholder Meeting, no approval of the holders of shares of capital stock or securities convertible into or exchangeable for shares of capital stock or other securities of Parent (including participating or preferred stock) is required to consummate the transactions contemplated by this Agreement and the Escrow Agreement.

2.33 Proxy Statement. The Proxy Statement shall, when filed with the United States Securities and Exchange Commission (the “SEC”), comply as to form in all material respects with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Parent and at the time of the Parent Shareholder Meeting, the Proxy Statement (as so amended or supplemented) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied by or on behalf of Purchaser and its Affiliates.

2.34 SEC and UKLA Compliance.

(a) Except as set forth in Section 2.34 of the Disclosure Schedule, Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it including reports on Form 10-K, 10-Q and 8-K in the two-year period prior to the date of this Agreement (the “SEC Reports”). Each SEC Report complied, in all material respects, as of its filing date, as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report. True and correct copies of all SEC Reports filed, whether or not required under applicable Laws, are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any of its executive officers has received notice from any Governmental or Regulatory Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) Parent has complied in all respects with its obligations, arising under the UKLA listing rules 9.7 (to the extent applicable) and 9.8 (inclusive), to publish financial information, and with its obligations under the Companies Act 1985 or, if relevant, the Companies Act 2006 to publish such information, in each case insofar as Parent are concerned. Parent has complied with its other obligations arising under the UKLA’s listing rules and disclosure rules and transparency rules, and the directors on the Parent Board have not, at any time in the two-year period prior to the date of this Agreement, been under an obligation (whether or not fulfilled) to call a shareholders’ meeting pursuant to Section 142 of the Companies Act 1985.

2.35 Opinion of Financial Advisor. Parent has received the opinion of Houlihan, Lokey, Howard & Zukin Capital, Inc. with respect to the fairness from a financial point of view of the consideration to be received by the Seller for the Shares pursuant to the Agreement, a true and correct copy of which will be provided to Purchaser promptly following the date of this Agreement for informational purposes only.

2.36 Voting Arrangements. Each of the Cypress Shareholders has executed and delivered to Purchaser the Voting Agreement on or prior to the date of this Agreement.

2.37 Due Diligence DVD. On or prior to the date of this Agreement, Seller and Parent have delivered to Purchaser a digital video disc (or series of digital video disks) (the “Due Diligence DVD”) containing a true and correct copy of each document, in an electronic format reasonably satisfactory to Purchaser, provided in the Data Room as of April 4, 2008 and each additional document otherwise disclosed by Parent, Seller, or the Company to Purchaser. Section 2.37 of the Disclosure Schedule lists each of the documents contained in the Due Diligence DVD.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants as follows:

3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.02 Authority. The execution and delivery by Purchaser of this Agreement and the Escrow Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders is necessary for the authorization and consummation of the transactions contemplated hereby or thereby by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Escrow Agreement, the Escrow Agreement will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Escrow Agreement do not, the performance by Purchaser of its obligations under this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.04 of the Purchaser Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

(c) except as disclosed in Section 3.03 of the Purchaser Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

3.04 Governmental Approvals and Filings. Except as disclosed in Section 3.04 of the Purchaser Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement.

3.06 Financing. Purchaser has or shall, prior to the Closing Date, have sufficient cash and/or available credit facilities (and has provided Seller with evidence thereof prior to the Closing Date) to pay the Final Purchase Price.

3.07 Brokers. Except for Mitsubishi UFJ Securities (USA), Inc. and KPMG Transaction Services Group, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller or the Company for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV

COVENANTS OF SELLER AND PARENT

4.01 Regulatory and Other Approvals. Seller and Parent will, and will cause the Company to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, Parent or the Company to consummate the transactions contemplated hereby and by the Escrow Agreement, including without limitation those described in Sections 2.06 and 2.07 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) reasonably cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. Seller and Parent will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any material communications (and, unless precluded by Law, provide copies of any such material communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or the Escrow Agreement.

4.02 HSR Filings. In addition to and not in limitation of Seller’s and Parent’s covenants contained in Section 4.01, Seller and Parent will (a) take promptly all actions necessary to make the filings required of Seller, Parent or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller, Parent or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) reasonably cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

4.03 Investigation by Purchaser. Seller and Parent will, and will cause the Company to, (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees and agents (and accountants at Purchaser’s expense) of the Company and its Assets and Properties and Books and Records (it being understood that Purchaser shall use reasonable efforts not to interfere with the Company’s business and operations), and (b) furnish Purchaser and such other Representatives with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company as Purchaser or any of such other Representatives reasonably may request in connection with such investigation. Purchaser understands and agrees that any on-site inspections of the Company’s properties shall be conducted upon reasonable prior notice and during normal business hours and, at the election of the Company, in the presence of an authorized representative of the Company.

4.04 No Solicitations.

(a) From the date of this Agreement until the earlier of termination of this Agreement or the Closing, neither Seller nor Parent will take, nor permit the Company or any Affiliate of Seller or Parent (or authorize or permit any Representative retained by or acting for or on behalf of Seller, Parent, the Company or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing information with respect to the Company or permitting access to the Assets and Properties and Books and Records of the Company) any offer or inquiry or the making, submission or announcement of any proposal or offer that constitutes or is reasonably likely to lead to an Acquisition Proposal. If Seller, Parent, the Company, any such Affiliate or Representative receives from any Person any offer, inquiry or informational request referred to above, Seller and Parent will promptly advise such Person, by written notice, of the terms of this Section 4.04 and will promptly (and in any event within twenty-four (24) hours of such receipt), orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser. Seller, Parent, the Company or any such Affiliate or Representative immediately shall cease and cause to be terminated all existing discussions or negotiations with any such Person conducted heretofore with respect to an Acquisition Proposal and will cease any action to knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

(b) Notwithstanding Section 4.04(a), from and after the date of this Agreement, Parent, directly or indirectly, may take any of the actions referred to in Section 4.04(c), in response to an unsolicited and bona fide Acquisition Proposal in writing received after the date of this Agreement that did not result or arise from a breach of Section 4.04(a), if and only to the extent that the Parent Board concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be in breach of the fiduciary duties of Parent’s directors or would violate their obligations to the extent applicable under the City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006, the rules and regulations of the UKLA or any other applicable Laws or regulations or rules of a Governmental or Regulatory Authority.

(c) Upon the terms and subject to the conditions set forth in Section 4.04(b), Parent may (i) furnish information with respect to the Company to a Person (and the Representatives of such Person) making an Acquisition Proposal (provided, that such Person has entered into a confidentiality agreement with the Company substantially similar to and no less favorable to the Company than the confidentiality provisions of Section 13.05), and (ii) engage in discussions or negotiations with such Person and its Representatives regarding any such Acquisition Proposal; provided, however, that Parent and Seller shall furnish or make available to Purchaser any non-public information concerning the Company that is furnished or made available to the Person (and the Representatives of such Person) making such Acquisition Proposal that has not previously been furnished or made available to Purchaser prior to or at the time it is furnished or made available to such other Person.

(d) Parent and Seller shall ensure that the Representatives of Parent, Seller, the Company and their respective Affiliates are aware of the restrictions described in this

Section 4.04. It is understood that any material violation of the restrictions set forth in this Section 4.04 by any Representative of Parent, Seller, the Company or their respective Affiliates shall be deemed to be a breach of this Section 4.04 by Parent and Seller.

4.05 Conduct of Business. Seller and Parent will cause the Company to conduct business only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Seller and Parent will:

(a) cause the Company to use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company, (iii) maintain the Assets and Properties of the Company in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Company;

(b) except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner, (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (B) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company;

(c) (i) will cause the Company to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 2.20 of the Disclosure Schedule, and (ii) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or Assets and Properties of the Company to be paid to the Company; and

(d) cause the Company to comply, in all material respects, with all Laws and Orders applicable to the business or operations of the Company, and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any material violation of any such Law or Order.

4.06 Financial Statements and Reports; Filings.

(a) As promptly as practicable and in any event no later than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date of this Agreement and before the Closing Date, as the case may be, Seller and Parent will deliver to Purchaser true and complete copies of (in the case of any such fiscal year) the audited and (in the case of the Company and any such fiscal quarter) the unaudited balance sheets, and the related audited or unaudited statements of operations, stockholders’ equity and cash flows, of the Company and Parent (including the consolidating schedules reflecting the independent financial condition and results of operations of the Company), in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Audited Financial Statements.

(b) As promptly as practicable, Seller and Parent will deliver to Purchaser true and complete copies of any monthly financial statements (in draft or final format) as may be prepared or received by Seller or the Company relating to the business or operations of the Company.

(c) As promptly as practicable, Seller and Parent will deliver copies of all License applications and other filings made by the Company after the date of this Agreement and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

4.07 Employee Matters. (a) Except as may be required by Law or the terms of an applicable Benefit Plan or Employment-Related Contract, as in effect on the date of this Agreement, Seller and Parent will not, and will cause the Company not to, directly or indirectly:

(i) other than in the ordinary course of business, make any material representation or promise, oral or written, to any officer, employee or consultant of the Company concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Benefit Plan;

(ii) increase the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary or wage rate is, or after giving effect to such change, would be $200,000 or more;

(iii) adopt, enter into or become bound by any Benefit Plan or Employment-Related Contract not existing on the date of this Agreement, or materially amend or modify or terminate (partially or completely) any Benefit Plan; or

(iv) other than in the ordinary course of business establish or modify any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, Employment-Related Contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, Employment-Related Contract or other employee compensation arrangement.

(b) Seller and Parent will cause the Company to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Seller and Parent will promptly notify Purchaser in writing of each receipt by Seller, Parent or the Company (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

4.08 Change of Control and Severance Payments.

(a) Except for (i) Purchaser's obligation to pay to Seller at the Closing the cash payment of $5,172,000, which amount will be used by Seller and Parent to pay on the Closing Date the severance and change of control amounts described in the Change of Control Arrangements listed in (and in the amounts set forth in) Section 4.08(a)(i) of the Disclosure Schedule, subject, however, to Section 5.05(c) and (ii) Purchaser's obligations, from and following the Closing, to provide, or to continue to provide the non-cash benefits described in Section 4.08(a)(ii) of the Disclosure Schedule to the individuals listed therein, effective as of the Closing Parent and Seller will (x) assume and honor, or cause to be honored (without regard to enforceability or the identity of the obligor) each of the agreements set forth in Section 2.15(a) of the Disclosure Schedule under the heading: “Employment/Change of Control Agreements” and “Acknowledgment and Waiver Agreements” (each such agreement, a “Change of Control Arrangement”), (y) pay or cause to be paid all cash severance or change of control payments pursuant to the terms of such arrangements (without regard to enforceability or the identity of the obligor), and (z) reimburse Purchaser for its cost of providing the non-cash benefits described in clause (ii) above and Section 5.05(c), to the extent set forth in Section 4.08(a)(ii) of the Disclosure Schedule.

(b) Prior to the Closing, (i) Parent and Seller shall execute and deliver, and shall use commercially reasonable efforts to cause each party to a Change of Control Arrangement to execute and deliver, a consent and release substantially in the form set forth in Section 4.08(b)(i) of the Disclosure Schedule and (ii) Parent and Seller shall use commercially reasonable efforts to cause the officers and employees listed in Section 4.08(b)(ii) of the Disclosure Schedule to execute and deliver employment agreements in a form mutually satisfactory to all parties thereto.

4.09 Certain Restrictions. Except as contemplated by this Agreement, Seller and Parent will cause the Company not to:

(a) declare, set aside or pay any dividend or other distribution in respect of the capital stock of the Company, declare, set aside or pay any stock dividend in respect of the capital stock of Parent (except as required by legal obligations to which Parent is subject at the date of this Agreement, including, without limitation, pursuant to Parent’s articles of association), or directly or indirectly redeem, purchase or otherwise acquire any capital stock of or any Option with respect to the Company;

(b) authorize, issue, sell or otherwise dispose of any shares of capital stock of or any Option with respect to the Company, or modify or amend any right of any holder of outstanding shares of capital stock of or Option with respect to the Company, or authorize, issue, sell or otherwise dispose of any shares of Parent (except as required by legal obligations to which Parent is subject at the date of this Agreement, including, without limitation, pursuant to Parent’s articles of association) except in connection with any Options with respect to Parent existing on the date of this Agreement;

(c) (i) incur Indebtedness in an aggregate principal amount exceeding $15,000,000 (net of any amounts of Indebtedness discharged during such period), or (ii)

voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Company under, any Indebtedness of or owing to the Company;

(d) make any material revaluation of, or any determination to materially revalue, any of their Assets and Properties outside the ordinary course of business consistent with past practice;

(e) (i) settle or compromise any pending or threatened litigation with any Person, which settlement involves equitable relief or a payment in excess of $100,000 individually or in the aggregate which is not covered by insurance or is covered by insurance which contains a retroactive premium adjustment or initiate or join any material suit, action or claim without obtaining the prior written consent of Purchaser which consent shall not be unreasonably withheld or (ii) pay, discharge or satisfy any claim or Liability other than in the ordinary course of business consistent with past practice;

(f) acquire or dispose of, or incur any Lien (other than a Permitted Lien) on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

(g) amend their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or take any action with respect to any such amendment except as contemplated by the Shareholder Resolutions;

(h) except as would not be materially adverse to the Business or Condition of the Company, (i) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to (A) any Contract material to the Business or Condition of the Company or that would, if in existence on the date of this Agreement, be required to be disclosed in the Disclosure Schedule pursuant to Section 2.18(a) or (B) any material License or (ii) grant any irrevocable powers of attorney;

(i) make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000;

(j) make any change in the lines of business in which the Company participates or is engaged;

(k) except as set forth in Section 4.09(k) of the Disclosure Schedule, make or change any material election by the Company concerning Taxes or settle or compromise any material Tax liability, file any amended Tax Return, or surrender any claim for a refund of material Taxes, in each case, with respect to a Tax Return or Taxes for which the Company could be held liable;

(l) propose, file or adopt a plan of complete or partial liquidation, reorganization, dissolution, recapitalization or merger of the Company;

(m) materially modify its collection practices for any receivable or other right to payment or its payment practices for any payable from past practices in the ordinary course of business;

(n) change the location of any of the Company’s offices;

(o) engage with any Person in any merger or other business combination; or

(p) enter into any Contract to do or engage in any of the foregoing.

4.10 Affiliate Transactions. Except as set forth in Section 4.10 of the Disclosure Schedule, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between Seller, Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent, on the one hand, and the Company, on the other, will be paid in full or settled, and Seller or Parent will terminate and will cause any such officer, director or Affiliate to terminate each Contract with the Company. Prior to the Closing, the Company will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis (other than pursuant to Contracts disclosed pursuant to Section 2.18(a)(ix) of the Disclosure Schedule), with Seller, Parent or any such officer, director or Affiliate.

4.11 Books and Records. On the Closing Date, Seller will deliver or make available to Purchaser at the offices of the Company all of the Books and Records, and if at any time after the Closing Seller discovers in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Purchaser.

4.12 Noncompetition.

(a) Seller and Parent will not, for a period of four (4) years from the Closing Date, either alone or in conjunction with any other Person, or directly or indirectly through its present or future controlled Affiliates:

(i) employ, engage or seek to employ or engage any Person who within the prior twelve (12) months had been an officer or employee of the Company, unless such officer or employee (A) is an employee of Parent as of the Closing Date, (B) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) or (C) is terminated by the Company after the Closing Date;

(ii) cause or attempt to cause (A) any client, customer or supplier of the Company to terminate or materially reduce its business with the Company or (B) any officer, employee or consultant of the Company to resign or sever a relationship with the Company other than employees of Parent as of the Closing Date;

(iii) disclose (unless compelled by judicial or administrative process) or use any confidential or secret information relating to the Company or any of its clients, customers or suppliers; or

(iv) compete (directly or indirectly), participate or engage in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Exchange Act), or otherwise lend assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business in which the Company is participating or engaged on the Closing Date in any jurisdiction listed in Section 4.12 of the Disclosure Schedule, which are all of the jurisdictions in which the Company participates or engages in such line of business on the Closing Date.

(b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 4.12. It is the intention of the parties that the provisions of this Section 4.12 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 4.12 shall not render unenforceable, or impair, the remainder of the provisions of this Section 4.12. Accordingly, if any provision of this Section 4.12 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 4.12 would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

4.13 Notice and Cure. Seller and Parent will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Seller or Parent, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller or Parent under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller or Parent contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Except with respect to the representations and warranties set forth in Sections 2.10, 2.13, 2.18 and 2.22, no notice given pursuant to this Section 4.13 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s right to seek indemnity under Article VIII or Article X. Any update to Sections 2.10, 2.13, 2.18 and 2.22 of the Disclosure Schedule pursuant to this Section 4.13 shall be deemed to qualify and modify the representations and warranties in such Section for all purposes of this Agreement.

4.14 Parent Shareholder Approval.

(a) As soon as practicable following the date of this Agreement (but in any event within ten (10) Business Days), Parent shall submit to the United Kingdom Financial Services Authority, being the competent authority under Part VI of the Financial Services and Markets Act 2000 (the “FSA”) a draft of the circular (together with any amendments thereof or supplements thereto and any other related materials, the “Circular”) addressed to its shareholders convening a general meeting (the “Parent Shareholder Meeting”) to approve the Shareholder Resolutions, together with all other documents required to be lodged with the FSA before it will approve a circular relating to a Class 1 transaction under the Listing Rules; and use all commercially reasonable efforts to obtain approval of the Circular as soon as reasonably practicable after the date of this Agreement; provided, however, that prior to such submission of the Circular and any supplement thereto, Parent shall reasonably cooperate and provide Purchaser with a reasonable opportunity to review and comment on the Circular, and to approve any reference to Purchaser or any of its Affiliates and the form and context in which any such reference in the Circular appears. Purchaser agrees, as promptly as reasonably practicable, to provide such information to Parent concerning Purchaser and its Affiliates as may be reasonably required to be disclosed in the Circular and any required supplement thereto. If any event with respect to Purchaser, or with respect to information supplied by Purchaser expressly for inclusion or incorporation by reference in the Circular, shall occur which is required to be described in an amendment or supplement to the Circular, Purchaser shall promptly advise Parent and cooperate with Parent in connection with the preparation of any materials required to be filed with the FSA in connection therewith. Parent shall cause the Circular, as so corrected, to be filed with the FSA and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Law.

(b) Promptly following receipt of the requisite FSA approval in accordance with Section 4.14(a), and in any event no later than two (2) Business Days thereafter, Parent shall take all actions necessary in accordance with applicable Laws and the articles of association of Parent (which shall not be amended in any material respect prior to the Parent Shareholder Meeting without the prior written consent of Purchaser, which consent shall not be unreasonably withheld) to post the Circular to its shareholders convening the Parent Shareholder Meeting to approve the transactions contemplated herein and cause the Shareholder Resolutions to be properly proposed and voted upon by shareholders of Parent at the Parent Shareholder Meeting, and shall not cancel or adjourn the Parent Shareholder Meeting or change any of the resolutions contained in the Circular without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; provided, however, that the Parent Shareholder Meeting shall be adjourned if and to the extent necessary to ensure that all of the consents, approvals, actions, filings, notices or waiting periods described in or related to Sections 6.05 to 6.09 (inclusive), 6.12, 7.04 to 7.06 (inclusive) shall have been obtained, made or given, or have expired, as applicable, prior to the commencement of the Parent Shareholder Meeting. Subject to Section 4.14(d), the Circular shall contain the Board Recommendation (which recommendation shall state that in giving their recommendation, the directors on the Parent Board have been advised by the financial advisors to Parent).

(c) The Parent Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the Board’s Recommendation, (ii) take any action or make any statement in connection with the Parent Shareholder Meeting inconsistent in any material respect with the Board Recommendation, (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Acquisition Proposal (any and all of the actions described in clauses (i), (ii) and (iii), referred to herein as a “Change of Recommendation”).

(d) Notwithstanding Section 4.14(c), the Parent Board may make a Change of Recommendation if:

(i) it receives an unsolicited and bona fide Acquisition Proposal in writing that did not result from or arise from a breach of Section 4.04(a);

(ii) the Parent Board concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a Change of Recommendation would be a breach of the fiduciary duties of the directors on the Parent Board or would violate their obligations to the extent applicable under the City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006, the rules and regulations of the UKLA or any other applicable Laws or regulations or rules of a regulatory body;

(iii) Purchaser has received written notice from Seller and Parent (a “Change of Recommendation Notice”) at least ten (10) Business Days prior to such Change of Recommendation, which notice shall (A) expressly state that Parent and Seller have received an Acquisition Proposal which the Parent Board has concluded is a Superior Proposal and that Parent and Seller intend to effect a Change of Recommendation and the manner in which Parent and Seller intend or may intend to do so, and (B) include the identity of the Person making such Acquisition Proposal and a copy of the most current version of the agreement relating to such Acquisition Proposal, provided that any material amendment to the terms of such Acquisition Proposal shall require a Change of Recommendation Notice at least five (5) Business Days prior to such Change of Recommendation;

(iv) during any such notice period, Parent and Seller and their advisors have negotiated in good faith with Purchaser to make amendments to the terms and conditions of this Agreement so that such Acquisition Proposal would no longer constitute a Superior Proposal; and

(v) such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account all changes to the terms of this Agreement agreed to by Purchaser);

provided that nothing in this Section 4.14(d) shall be construed as limiting or otherwise qualifying Parent’s obligations under Section 4.14(b).

(e) Notwithstanding Section 4.14(d), Parent will submit the Shareholder Resolutions for approval by its shareholders at the Parent Shareholder Meeting even if the Parent Board makes a Change of Recommendation.

(f) As soon as practicable following the date of this Agreement (but in any event within ten (10) Business Days), Parent shall file a preliminary proxy statement that will be provided to the shareholders of Parent in connection with the solicitation of proxies from shareholders at the Parent Shareholder Meeting relating to the Shareholder Resolutions (the “Preliminary Proxy Statement”) with the SEC, and shall use all commercially reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Purchaser, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement and any subsequent version thereof and cause a definitive proxy statement (the “Definitive Proxy Statement”, and together with the Preliminary Proxy Statement, accompanying letter to shareholders, notice of meeting, form of proxy and schedules or other materials included therewith, each, as amended or supplemented, the “Proxy Statement”) to be mailed to its shareholders as soon as is reasonably practicable following the date hereof; provided, however, that prior to such submission of the Preliminary Proxy Statement and the Definitive Proxy Statement and any supplements thereto, Parent shall reasonably cooperate and provide Purchaser with a reasonable opportunity to review and comment on the Preliminary Proxy Statement and Definitive Proxy Statement and any such supplements and to approve any reference to Purchaser or any of its Affiliates therein and the form and context in which any such reference appears (such approval not to be unreasonably withheld). Purchaser agrees, as promptly as practicable, to provide all information to Parent concerning Purchaser and its Affiliates reasonably requested by Parent.

(g) (i) Parent shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all material correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and shall use reasonable efforts to consult with Purchaser prior to responding to such comments.

(ii) If at any time prior to the Parent Shareholder Meeting, any information relating to Parent, Seller or any of their respective Affiliates, officers or directors, should be discovered by Parent or Seller which, in the reasonable judgment of Parent or Seller, should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify Purchaser thereof, and the parties shall cooperate in Parent’s preparation of an appropriate amendment or supplement to be filed with the SEC (which shall include Parent providing Purchaser with a reasonable opportunity to review and comment prior to filing any amendment or supplement). Parent shall cause such Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Laws.

(iii) If any event with respect to Purchaser, or with respect to information supplied by Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, Purchaser shall promptly advise Parent and cooperate with Parent in connection with the preparation of any materials required to be filed with the SEC in connection therewith. Parent shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Laws.

4.15 Director Resignations. Seller and Parent shall deliver to Purchaser no later than two (2) Business Days prior to the Closing Date resignations of each director of the Company’s Board of Directors, effective at the Closing, except where otherwise directed by Purchaser in writing no later than seven (7) days prior to the Closing Date.

4.16 Payment of Receivables after Closing. If, after the Closing, either Seller or Parent receives any payments in respect of any receivables of or relating to the business or operations of the Company, Seller and Parent shall, or shall cause the applicable party to, promptly deliver such payment to Purchaser immediately after such receipt.

4.17 Fulfillment of Conditions. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Parent will execute and deliver at the Closing the Escrow Agreement, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.18 Customer Contracts. Seller and Parent shall deliver to Purchaser on or before the Closing Date, a table setting forth the customer name, serial number, model number, address, monthly payment amount for equipment or service rate and a designation of “rental,” as appropriate, for each Customer Contract.

4.19 Real Property Leases. Seller and Parent shall (a) reasonably cooperate with Purchaser to take all commercially reasonable steps necessary or desirable to obtain the consents or provide the notices required under the real property leases set forth in Section 2.06 of the Disclosure Schedule and (b) provide prompt notification to Purchaser when any such consent or notice is obtained or given, as applicable, and will advise Purchaser of any communications (and, provide copies of any such communications that are in writing) relating to the obtaining of such consents or notices.

ARTICLE V

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that, at all times from and after the date of this Agreement until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

5.01 Regulatory and Other Approvals. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Escrow Agreement, including without limitation those described in Sections 3.03 and 3.04 of the Purchaser Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) reasonably cooperate with Seller and the Company in connection with the performance of their obligations under Sections 4.01 and 4.02. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or the Escrow Agreement.

5.02 HSR Filings. In addition to and without limiting Purchaser’s covenants contained in Section 5.01, Purchaser will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) reasonably cooperate with Seller in connection with Seller’s filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

5.03 Notice and Cure. Purchaser will notify Seller in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 5.03 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller’s right to seek indemnity under Article VIII or Article X.

5.04 Fulfillment of Conditions. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser will execute and deliver at the Closing the Escrow Agreement, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.05 Employee Matters.

(a) For a period of one (1) year following the Closing Date, Purchaser shall provide (or cause its Affiliates to provide) to all Company Employees to the extent that they continue their employment with Purchaser or its Affiliates following the Closing Date with compensation and employee benefits that are comparable in the aggregate to either (i) those provided to the Company Employees immediately prior to the Closing Date or (ii) those provided to similarly situated employees of Purchaser following the Closing Date. With respect to comparable employee benefit plans maintained by Purchaser, for all purposes of determining eligibility to participate and vesting, and for determination of levels of benefits for purposes of determining the amount of paid time off, vacation, sick pay, and severance (but not for benefit accrual), a Company Employee’s service with the Company shall be recognized under the comparable Company plan and treated as service with Purchaser; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Following the Closing Date, for purposes of each employee benefit plan in which any Company Employee or his or her eligible dependents is eligible to participate after the Closing Date, Purchaser shall (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable employee benefit plan of the Company as of the Closing Date, except to the extent not permitted under applicable insurance contracts for life and long-term disability insurance, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs. Nothing in this Agreement shall limit or restrict in any way Purchaser’s right, following the Closing Date, to modify the terms and conditions of employment of any Company Employee or to terminate the employment of any Company Employee at any time.

(b) For a period of one (1) year following the Closing Date, Purchaser shall provide severance payments and benefits to eligible Company Employees on a basis no less favorable to such employees than benefits determined under with the terms of Company’s Severance Pay Policy, as in effect on the date of this Agreement and as set forth in Section 5.05(b) of the Disclosure Schedule, and for purposes thereof, a Company Employee’s service with the Company or any Affiliate shall be treated as service with Purchaser.

(c) At the Closing, Purchaser shall pay to Seller in cash $5,172,000, which amount will be used by Seller and Parent to pay the severance and change of control amounts on the Closing Date described in the Change of Control Arrangements listed in (and in the amounts set forth in) Section 4.08(a)(i) of the Disclosure Schedule; provided, however, that if any individual who is listed in Section 4.08(a)(i) of the Disclosure Schedule fails to execute and deliver, prior to the Closing, a consent and release substantially in the form set forth in Section 4.08(b)(i) of the Disclosure Schedule, then such amount shall be reduced by the amount(s) set forth under such individual’s Change of Control Arrangement(s) listed in (and in the amount(s) set forth in) Section 4.08(a)(i) of the Disclosure Schedule. In addition to the foregoing, from and following the Closing, Purchaser shall provide, or shall continue to provide the non-cash benefits described in Section 4.08(a)(ii) of the Disclosure Schedule to the individuals listed therein; provided, however, that Purchaser shall not be required to provide or continue to provide such benefits to any such individual unless and until such individual has executed and delivered the consent and release described in the foregoing sentence.

(d) The provisions of this Section 5.05 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted heirs, executors, administrators, successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.05) under or by reason of any provision of this Agreement.

5.06 Letters of Credit. Purchaser shall, with respect to each letter of credit described on Section 5.06 of the Disclosure Schedule (the “Existing Letters of Credit”), either (a) cause replacement letters of credit to be issued to the beneficiaries of such Existing Letter of Credit, obtain the originals of such Existing Letter of Credit from the beneficiary thereof to return to General Electric Capital Corporation (“GE”) and deliver to GE each such Existing Letter of Credit on or prior to the Closing or (b) provide arrangements satisfactory to the entity that issued such Existing Letter of Credit in the form of cash collateral, back-up letters of credit or other credit support, in each case in a manner consented to by GE such that GE will deliver to Danka on the Closing Date an unconditional release of all of the obligations of the Company and Seller with respect to such Existing Letter of Credit, including without limitation, all such obligations under the Danka Credit Facility.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.01 Representations and Warranties.

(b) Each of the representations and warranties made by Seller and Parent in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement, and any representation or warranty made as of a specific date shall be true and correct on and as of such date; provided, however, that those representations and warranties containing materiality qualifiers shall be true and correct in all respects on and as of the date of this Agreement, and any representation or warranty made as of a specific date shall be true and correct on and as of such date.

(c) Each of the representations and warranties made by Seller and Parent in this Agreement shall be true and correct on and as of the Pre-Closing Date and the Closing Date as though such representations or warranties were made on and as of the Pre-Closing Date and the Closing Date, except for those representations and warranties that are made as of a specific date, which shall be true and correct as of such date (in each case, without regard to materiality qualifiers) except where the failure of any such representations or warranties (as modified pursuant to the immediately preceding parenthetical phrase) to be true and correct on and as of the Pre-Closing Date and the Closing Date or such earlier date have not had or could not reasonably be expected to have a Material Adverse Effect.

6.02 Performance. Seller and Parent shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

6.03 Officers’ Certificates.

(b) On the Pre-Closing Date, each of Seller and Parent shall have delivered to Purchaser a certificate, dated the Pre-Closing Date and executed in its name and on its behalf by the Chairman and Chief Executive Officer of Seller and Parent, respectively, substantially in the form and to the effect of Exhibits B and D hereto, and a certificate, dated the Pre-Closing Date and executed by its Secretary or Assistant Secretary, respectively, substantially in the form and to the effect of Exhibits C and E hereto.

(c) On the Closing Date, each of Seller and Parent shall have delivered to Purchaser a certificate, dated the Closing Date and executed in its name and on its behalf by its Chairman and Chief Executive Officer of Seller and Parent, respectively, substantially in the form and to the effect of Exhibits B and D hereto, and a certificate, dated the Closing Date and executed by its Secretary or Assistant Secretary, respectively, substantially in the form and to the effect of Exhibits C and E hereto.

6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or the Escrow Agreement to Purchaser.

6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority as disclosed in Section 2.07 of the Disclosure Schedule and Section 3.04 of the Purchaser Disclosure Schedule necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, including under the HSR Act, shall have occurred.

6.06 Material Adverse Change. Since the date of this Agreement, there has not occurred a Material Adverse Change.

6.07 Resignations of Directors. Purchaser shall have received resignations in form and substance reasonably satisfactory to Purchaser from each director of the Company’s Board of Directors, effective at the Closing, pursuant to Section 4.15.

6.08 Escrow Agreement. Parent, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

6.09 MIFs. As of the Closing Date, there shall be a minimum of 87,000 MIFs in the aggregate, provided that Purchaser’s sole recourse for Seller and Parent’s failure to meet the foregoing condition shall be to reduce the Base Purchase Price by an amount equal to the result of multiplying $2,800 by the difference between 87,000 and the actual number of MIFs. If requested by Purchaser, each of Seller and Parent shall have delivered to Purchaser on or before the Closing Date a certificate, dated the Closing Date, executed in its name and on its behalf by its Chairman and Chief Executive Officer certifying the number of MIFs and the amount by which the Base Purchase Price shall be decreased, if applicable, pursuant to the immediately preceding sentence.

6.10 Elimination of the Company’s Indebtedness. All Indebtedness of the Company shall have been released and repaid in full.

6.11 Shareholder Approval. The Shareholder Resolutions shall have been approved by the shareholders of Parent in accordance with all applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Closing Date; provided, however, that the approval of the Termination Fee Resolution shall not be a condition to Closing.

6.12 Form 8023. Seller will provide Purchaser an Internal Revenue Service Form 8023 for which Seller shall have completed all portions applicable to Seller and the Company and executed on behalf of Seller and the Company.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

7.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.03 Officers’ Certificates.

(a) On the Pre-Closing Date, Purchaser shall have delivered to Seller a certificate, dated the Pre-Closing Date and executed in its name and on its behalf by its President & CEO, substantially in the form and to the effect of Exhibit F hereto, and a certificate, dated the Pre-Closing Date and executed by its Secretary or any Assistant Secretary, substantially in the form and to the effect of Exhibit G hereto.

(b) On the Closing Date, Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed in its name and on its behalf by its President & CEO substantially in the form and to the effect of Exhibit F hereto, and a certificate, dated the Closing Date and executed by its Secretary or any Assistant Secretary, substantially in the form and to the effect of Exhibit G hereto.

7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement.

7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority as disclosed in Section 2.07 of the Disclosure Schedule and Section 3.04 of the Purchaser Disclosure Schedule necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, including under the HSR Act, shall have occurred.

7.06 Escrow Agreement. Purchaser and Escrow Agent shall have entered into the Escrow Agreement.

7.07 Shareholder Approval. The Shareholder Resolutions shall have been approved by the shareholders of Parent in accordance with applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Closing Date; provided, however, that the approval of the Termination Fee Resolution shall not be a condition to Closing.

ARTICLE VIII

TAX MATTERS AND POST-CLOSING TAXES

8.01 Tax Filings.

(a) Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed (including valid extensions), all Tax Returns required to be filed by or with respect to the Company (“Pre-Closing Tax Returns”), and shall pay or cause to be paid when due in accordance with Section 8.04(a) (and without duplication thereof), all Taxes required to be paid by or with respect to the Company, for all Tax periods ending on or before the Closing Date (“Pre-Closing Taxes” and any such period a “Pre-Closing Tax Period”), but only to the extent that such Pre-Closing Taxes exceed the accruals for any such Taxes taken into account in calculating the Net Worth Adjustment. Seller shall prepare all Pre-Closing Tax Returns consistent with its prior practices, except as otherwise required by Law, and shall provide each Pre-Closing Tax Return to Purchaser and the Company no later than twenty (20) days prior to the due date for filing any such Pre-Closing Tax Return and will in good faith consider any comments that Purchaser or the Company may have with respect to Pre-Closing Tax Returns. Seller will not amend any Pre-Closing Tax Return without the written approval of Purchaser, which approval shall not be unreasonably withheld. Purchaser will, or will cause the Company to, prepare pro forma United States federal income Tax Returns with respect to the Company (“Pro Forma Returns”) for the taxable year ending March 31, 2008 (to the extent not previously prepared and provided by Seller), and for the short Tax period beginning on April 1, 2008, and ending on the Closing Date, for the purpose of allowing Seller to file Pre-Closing Tax Returns. The Pro Forma Returns shall be prepared in a manner consistent with the Company’s past practice (except as otherwise required by Law). Purchaser or the Company shall deliver the Pro Forma Returns to Seller in a time and manner consistent with past practice, and each of Purchaser and the Company shall provide any information or assistance requested by Seller with respect to the Pro Forma Returns that is required, in the reasonable judgment of Seller, to prepare and file any Pre-Closing Tax Return. Seller shall promptly reimburse Purchaser or the Company for any third-party fees relating to such preparation.

(b) Purchaser shall prepare (or cause to be prepared), and timely file all Tax Returns of the Company required to be filed after the Closing Date, other than any Pre-Closing Tax Returns, and shall pay (or cause to be paid) in accordance with Section 8.04(b) (and without duplication thereof), any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), Purchaser shall notify Seller of its share of any amounts due in respect of any such Tax Return no later than ten (10) days prior to the date on which such Tax Return is due (Seller’s share of Straddle Period Taxes to be determined pursuant to paragraph (e) below), and Seller shall remit such payment to Purchaser no later than five (5) days prior to the date such Tax Return is due.

(c) In the case of any Tax Return that is filed by Purchaser with respect to a Straddle Period, Purchaser shall prepare such Tax Return in a manner consistent with the Company and Seller’s past practice, except as otherwise required by Law, and shall deliver such Tax Return to Seller for its review at least ten (10) days prior to the date such Tax Return is required to be filed. If Seller disputes any item on such Tax Return, it shall notify Purchaser of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an Independent Accounting Firm mutually acceptable to Seller and Purchaser. The fees, charges and expenses of such accounting firm shall be borne equally by Seller and Purchaser.

(d) The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period ending as of the close of business on the Closing Date as a short taxable period. If applicable law does not permit the parties to treat the Closing Date as the end of a short taxable period, then, in the case of any Taxes of the Company that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends on the Closing Date shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) outside the ordinary course of business, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date (except that, solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the level of income or receipts, annualized income or receipts shall be taken into account, if appropriate, for an equitable sharing of such Taxes); and (ii) in the case of other Taxes, be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date.

(e) Except for the Code Section 338(h)(10) election described in Section 8.06, Purchaser shall not, and shall cause any entity over which it has direct or indirect voting control (including the Company) not to, amend any Tax Return or change or make Tax elections of or relating to the Company for any Tax period ending on or before the Closing Date or for any Tax period that begins before and ends after a Closing Date without the prior written consent of the Seller, which shall not be unreasonably withheld, provided that Seller shall be deemed to have consented if it does not object to a request from Purchaser or the Company within ten (10) days of receipt and no such consent shall be required following the final liquidation of Seller. At Seller’s request, Purchaser shall cause the Company to make or join with Seller in making any other election if the making of such election would not have an adverse impact on Purchaser or the Company for any Post-Closing Tax period.

8.02 Tax Cooperation.

(a) Seller and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. Such cooperation shall be at the requesting party’s expense, subject to the parties’ respective obligations described in Section 8.04. Any information obtained under this Section 8.02 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding. Each of Seller and Purchaser shall (a) use its reasonable best efforts to properly retain and maintain (or cause to be retained and maintained) the Tax and accounting records of the Company that relate to Pre-Closing Tax Periods and Straddle Periods for the earlier of (x) six (6) years after the Closing Date and (y) the final liquidation of Seller and each party shall thereafter provide the other party with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (b) transfer such records to the other party upon its written request prior to any such destruction, abandonment or disposition and (c) allow the other party and its affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as such party may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted during normal business hours and at the requesting party’s sole expense.

8.03 Tax Refunds, Credits, Etc. Purchaser shall promptly pay to Seller any refunds or credits of Taxes received by Purchaser or the Company (i) relating to the Company for any taxable year or taxable period or portions thereof ending on or before the Closing Date, or (ii) attributable to an amount paid by Seller, in each case, except to the extent any such amount is taken into account in determining the Final Purchaser Price or to the extent of any Taxes for which Purchaser is entitled to indemnification under Section 8.04. Purchaser shall be entitled to all other refunds and credits of Taxes.

8.04 Tax Indemnification.

(a) From and after the Closing Date, Seller will indemnify, defend and hold harmless Purchaser, the Company and each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any and all claims, actions, causes of action, liabilities, losses, damages, and reasonable out-of-pocket expenses and costs resulting from, arising out of or relating to (i) any Taxes, but only to the extent that such Taxes exceed the accruals for any such Taxes taken into account in calculating the Net Worth Adjustment, of or payable by the Company relating to (x) being included (or required to be included) on any Pre-Closing Tax Return, (y) any Pre-Closing Taxes and (z) that portion of any Straddle Period that ends on the Closing Date (calculated as set forth in Section 8.01(d) above), (ii) any Taxes for which the Seller is liable under Section 8.07, and (iii) without duplication of amounts included in clauses (i) and (ii) any Taxes resulting from a breach of the representations in Section 2.12. The indemnity provided in the foregoing sentence shall include, without limitation, any Tax liability arising by reason of the Company being severally liable for any Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Tax provision, by contract as a transferee or otherwise, any Tax liability incurred in connection with the transactions contemplated by this Agreement, including Taxes resulting from the making of any elections pursuant to Code Section 338(h)(10) as provided in Section 8.06 hereof (other than Purchaser’s share of Taxes described in Section 8.07), and any Tax liability arising in connection with the payments to be made to Company employees pursuant to Section 4.08, including, those payments funded by Purchaser as set forth in Section 4.08 of the Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, the Seller shall have no liability under this Agreement in respect of Taxes of the Company relating to any taxable year beginning after the Closing Date which are attributable to any action of the Buyer or any of its Affiliates (including, without limitation, the Company after the Closing Date) that occurs after the Closing.

(b) From and after the Closing Date, Purchaser will indemnify, defend and hold harmless the Seller, and each of its respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all claims, actions, causes of action, liabilities, losses, damages, and reasonable out-of-pocket expenses and costs resulting from, arising out of or relating to (i) any Taxes of the Company relating to (x) any tax period beginning after the Closing Date (“Post-Closing Tax Periods”) and (y) that portion of any Straddle Period that begins after the Closing Date (calculated as set forth in Section 8.01(d) above), and (ii) any Taxes for which Purchaser is liable for under Section 8.07. The indemnity provided in the foregoing sentence shall include, without limitation, any Tax liability arising by reason of the Company being severally liable for any Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Tax provision, by contract as a transferee or otherwise.

(c) Notwithstanding anything to the contrary herein, all claims for indemnification pursuant to this Agreement by the Purchaser Indemnified Parties, including those under this Section 8.04, shall be limited solely to those amounts held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, the Seller shall have no liability under this Agreement in respect of Taxes of the Company relating to any taxable year beginning after the Closing Date which are attributable to any action of the Buyer or any of its Affiliates (including, without limitation, the Company after the Closing Date) that occurs after the Closing.

8.05 Audits, Contests and Tax Indemnification Procedures.

(a) After the Closing, each party shall promptly notify the other party of any demand, claim or notice of the commencement of an audit received with respect to Taxes for which such Seller or Purchaser is liable pursuant to this Agreement; provided, however, that a party’s failure to give such notice will not affect the other party’s rights to indemnification under Section 8.04, except to the extent that the other party is materially prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Tax authority or any other Person in respect of any such asserted Tax liability.

(b) At Seller’s request and expense, Purchaser shall contest (or cause to be contested), any asserted Tax liability for which Seller may have an indemnity obligation. If Seller so elects and Seller first acknowledges in writing its liability to indemnify the Purchaser Indemnified Parties for the Tax in question, Seller shall control the conduct, through counsel of its own choosing at its own expense, of any audit or administrative or judicial proceeding involving any asserted Tax liability with respect to the Company (any such audit or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to Taxes for which Seller is exclusively liable pursuant to Section 8.04; provided that Purchaser shall have the right to participate in such Contest, including through counsel of its choosing, at its own expense. Seller shall not settle, compromise and/or concede any Contest relating to any Taxes for which Purchaser or the Company may be held liable (by applicable Law, contract or otherwise) without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall not settle, compromise and/or concede any Contest relating to any Taxes for which the Seller may be held liable (by applicable Law, contract or otherwise) without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

(c) In the case of a Contest that relates to a Straddle Period, Purchaser shall control the conduct of such Contest, but Seller shall have the right to participate in such Contest at its own expense, and Purchaser shall not settle, compromise and/or concede such Contest without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

(d) Payment by Seller of any amount due under Section 8.04 of this Agreement shall be made within ten (10) days following written notice by Purchaser that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by Seller, provided that Seller shall not be required to make any payment earlier than five (5) days before it is due to the appropriate Tax authority or applicable third party. Payment by Purchaser of any amount due under Section 8.04 of this Agreement shall be made within ten (10) days following written notice by Seller that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by Purchaser, provided that Purchaser shall not be required to make any payment earlier than five (5) days before it is due to the appropriate Governmental Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of this Section 8.05, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Authority. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Authority, a deficiency notice with respect to which the period for filing a petition with the Tax court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

8.06 Section 338(h)(10) Election.

(a) At Purchaser’s request, Seller and Purchaser shall jointly make a timely election described in Section 338(h)(10) of the Code and the Treasury Regulations thereunder with respect to the Company (the “Purchased Company”) and any similar corresponding election under state, local or foreign law pursuant to which a separate election is permissible with respect to the Purchased Company (the “Section 338(h)(10) Election”).

(b) In accordance with the procedures set forth below, a schedule (the “Allocation Schedule”) shall be prepared setting forth the “aggregate deemed sale price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations under Section 338 of the Code) for the Company, and the allocation of such amounts among the assets of the Company and other relevant items. The Allocation Schedule shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations thereunder and any comparable provisions of state, local or foreign law, as appropriate.

(c) The procedures for creating the Allocation Schedule shall be as follows: Purchaser shall prepare and deliver an Allocation Schedule to Seller within ninety (90) days after the Closing Date. Seller shall have thirty (30) days from the date Purchaser delivers the Allocation Schedule to accept it or object to it in writing, specifying any objection and the reasons for the objection in reasonable detail. In the case of any objection by Seller, Seller and Purchaser shall cooperate in good faith for no more than thirty (30) days to resolve their differences and, upon such resolution, if any, any adjustment to the Allocation schedule shall be made in accordance with the agreement of Seller and Purchaser. If Seller and Purchaser are unable to resolve any such dispute within the thirty-day period, the dispute shall be resolved by the Independent Accounting Firm, and such determination shall be binding and final between the parties. Seller and Purchaser shall act in good faith to resolve such dispute as promptly as possible. The Independent Accounting Firm may rely only upon information submitted to it by Seller or Purchaser. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Seller and Purchaser a written report setting forth the resolution of each disputed matter within twenty (20) days of submission of the dispute to it. The fees, costs and expenses of retaining the Independent Accounting Firm shall be allocated by the Independent

Accounting Firm between Seller and Purchaser in accordance with the Independent Accounting Firm’s judgment as to the relative merits of each party’s position. If Seller does not deliver to Purchaser reasonable written objections on or before thirty one (31) days from the date that Purchaser delivers the Allocation Schedule, Seller shall be deemed to have accepted and agreed to the terms of the Allocation Schedule.

(d) To the extent that the Base Purchase Price is adjusted after the acceptance of the Allocation Schedule, (i) the “aggregate deemed sales price” and “adjusted grossed-up basis” (as defined under applicable Treasury Regulations under Section 338 of the Code) shall be adjusted as necessary to reflect such change, and (ii) Seller and Purchaser shall, to the extent required by applicable law, file amended Tax Returns and Section 338 Forms (defined below) consistent with such revised allocation.

(e) Seller and Purchaser (a) shall be bound by the Allocation Schedule, (b) shall prepare and file all Section 338 Forms in a manner consistent with the Allocation Schedule, and (c) shall take no position inconsistent with the Allocation Schedule in any Tax Return, any Tax proceeding before any Tax Authority or otherwise (except as required by law). In the event that a determination or allocation set forth in the Allocation Schedule is disputed by a Tax Authority, the party receiving notice of such dispute shall promptly notify the other party of such dispute. Seller and Purchaser shall, and shall cause the Purchased Company, to cooperate in good faith with each other to take all actions necessary and appropriate (including filing such Tax Returns as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with the applicable Treasury Regulations, and, if applicable, any comparable provisions of state, local or foreign Tax law.

(f) Seller and Purchaser shall each prepare all Tax Returns, including any Forms 8883 and other statements (together, the “Section 338 Forms”), other than Form 8023 which shall be executed at Closing, as provided under applicable law, in accordance with (i) the Allocation Schedule and (ii) the terms of this Agreement, and shall deliver such Section 338 Forms to the other party for their review and comment. Seller and Purchaser shall act in good faith to execute within one hundred twenty (120) days following the Closing Date any and all of the Section 338 Forms appropriate and necessary to effectuate the Section 338(h)(10) Election to the extent practicable. If Seller and Purchaser do not agree with respect to the Section 338 Forms, Seller and Purchaser shall cooperate in good faith for a period of thirty (30) days to resolve their differences with respect to the Section 338 Forms and upon such resolution, if any, any adjustment to the Section 338 Forms shall be made in accordance with the agreement of Seller and Purchaser. If Seller and Purchaser are unable to resolve any such dispute within the thirty-day period, the dispute shall be resolved by the Independent Accounting Firm, and such determination shall be binding and final between the parties. Seller and Purchaser shall act in good faith to resolve such dispute as promptly as possible. The Independent Accounting Firm may rely only upon information submitted to it by Seller or Purchaser. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Seller and Purchaser a written report setting forth the resolution of each disputed matter within twenty (20) days of submission of the dispute to it. The fees, costs and expenses of retaining the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Seller and Purchaser in accordance with its judgment as to the relative merits of each party’s position. In no event shall any such dispute prevent the timely filing of the Section 338(h)(10) Election. Seller and Purchaser shall each cause the Section 338 Forms to be duly executed by the proper authorized persons for executing such Section 338 Forms and shall duly and timely file, or have duly and timely filed, the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

8.07 Transfer Taxes. All state, local and foreign real or personal property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes (“Transfer Taxes”) incurred as a result of the transactions contemplated by this Agreement shall be paid equally by Purchaser and Seller and remitted by Purchaser when due. Purchaser shall prepare and timely file all Tax Returns relating to Transfer Tax that are required in connection with the transactions contemplated by this Agreement and if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any required Tax Returns. The costs and expenses associated with such filings shall be borne equally by the Parties. The parties shall cooperate in connection with the preparation and filing of all Tax Returns relating to Transfer Taxes.

8.08 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

8.09 Survival of Obligations. In the event of a conflict between the provisions of Article VIII and Article X (including any claim for indemnification relating to Taxes that could be made under Article VIII and Article X), Article VIII shall govern and control.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

9.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Seller, Parent and Purchaser contained in this Agreement will survive the Closing until four (4) years from the Closing Date except that any representation, warranty, covenant or agreement that would otherwise terminate as set forth above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article X (on or prior to such termination date), until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X.

ARTICLE X

INDEMNIFICATION

10.01 Indemnification.

(a) Subject to paragraph (c) of this Section 10.01 and the other Sections of this Article X, Seller and Parent shall, jointly and severally, indemnify the Purchaser

Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty (other than any breach of any representation or warranty made by Seller and Parent in Section 2.12, as to which Section 8.04 shall govern) or nonfulfillment of or failure to perform any covenant or agreement (other than any breach of any covenant or agreement by the Seller in Article VIII, as to which Article VIII shall govern) on the part of Seller or Parent contained in this Agreement (determined in all cases as if the terms “material” or “materially” were not included therein).

(b) Subject to the other Sections of this Article X, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

(c) No amount or amounts shall be payable in the case of a claim by a Purchaser Indemnified Party under Section 10.01(a):

(i) (A) unless the amount of the Losses incurred as to any individual claim or series of related individual claims exceeds $25,000 and (B) unless and until and then only to the extent that the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of $250,000 in the aggregate (in determining whether this aggregate threshold has been satisfied, only Losses exceeding the per claim threshold set forth in the foregoing clause (A) shall be included); provided, however, that the total payments from Seller or Parent to Purchaser Indemnified Parties in respect of all claims made under this Section 10.01 and Section 8.04 shall be limited to the amounts held by the Escrow Agent in accordance with the Escrow Agreement;

(ii) to the extent that the Purchaser Indemnified Party had a reasonable opportunity, but failed, to mitigate the Loss;

(iii) to the extent that the Purchaser Indemnified Party has recovered payment under a policy of insurance or under a contractual right of set off or indemnity; or

(iv) to the extent it arises directly from or was caused directly by actions taken or unreasonably failed to be taken (other than mitigation of such Loss, which shall be governed by Section 10.01(c)(ii)) by the Purchaser Indemnified Party or any of its Affiliates after the Closing.

(d) Notwithstanding anything to the contrary herein, all claims for indemnification pursuant to this Agreement by the Purchaser Indemnified Parties, including those under this Section 10.01 and Section 8.04, shall be limited solely to those amounts held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

10.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 10.01 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Purchaser, Seller or Parent or any Affiliate of Purchaser, Seller or Parent (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice setting forth in reasonable detail the specific facts and circumstances pertaining thereto with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to such Third Party Claim will be limited to the extent that the Indemnifying Party’s ability to defend has been materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel, except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b) In the event any Indemnified Party should have a claim under Section 10.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

10.03 Insurance Offset. If the amount of any indemnifiable Losses, at any time following the payment of an indemnification obligation, is offset or reduced by the payment of any insurance proceeds, the amount of such insurance proceeds, less any costs, expenses, premiums or taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage) will promptly be repaid to the Indemnifying Party. In order to mitigate any of Purchaser’s indemnifiable Losses following the Closing, the Company shall file with the applicable insurance carriers any insurance claims relating to Losses for which indemnification is sought hereunder.

10.04 Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in Article VIII and this Article X hereto shall be the exclusive remedies of Purchaser, Parent and Seller and their respective officers, directors, employees, agents and Affiliates for any breach of this Agreement, and the parties shall not be entitled to, and hereby waive their rights to, a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect of any such breach of this Agreement.

ARTICLE XI

TERMINATION

11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing by mutual written agreement of Seller and Purchaser;

(b) at any time before the Closing, by Seller or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within fifteen (15) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

(c) at any time before the Closing, by Seller or Purchaser if any Governmental or Regulatory Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and nonappealable;

(d) at any time after October 8, 2008 by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party;

(e) at any time by Seller or Purchaser after this Agreement has been submitted for a vote of the shareholders of Parent at the Parent Shareholder Meeting if the Shareholder Resolutions shall not have been approved at such meeting (including any adjournment or postponement thereof); provided, however, that the failure to approve the Termination Fee Resolution shall not, in and of itself, permit termination by either party pursuant to this Section 11.01(e), or;

(f) at any time after August 8, 2008, by Purchaser if the condition set forth in Section 6.11 (Shareholder Approval) has not been satisfied.

11.02 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller, Parent or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in Sections 11.02(b) and (c) and except that the provisions with respect to expenses in Section 13.03 and confidentiality in Section 13.05 will continue to apply following any such termination.

(b) If this Agreement is validly terminated by Seller or Purchaser pursuant to Sections 11.01(d) or (e), or by Purchaser pursuant to Sections 11.01(f), and in each case, the Parent Board has made a Change of Recommendation, Seller and Parent shall be jointly and severally liable, and shall pay or cause to be paid to an account or accounts designated by Purchaser, by wire transfer in immediately available funds, $5,000,000 or, if payment of such sum is not approved at the Parent Shareholder Meeting, an amount equal to one percent (1%) of the market capitalization of Parent calculated in accordance with the applicable provisions of the UKLA listing rules to an account or accounts designated by Purchaser.

(c) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.01(b), (c) or (d), Seller and Parent will remain jointly and severally liable to Purchaser for any willful breach of this Agreement by Seller or Parent existing at the time of such termination, and Purchaser will remain liable to Seller and Parent for any willful breach of this Agreement by Purchaser existing at the time of such termination, and Seller, Parent or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XII

DEFINITIONS

12.01 Definitions. (a) As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquisition Proposal” means any proposal for a merger or other business combination to which the Company, Seller or Parent is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company, Seller or Parent, other than the transactions contemplated by this Agreement.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Adjustment Amount” means the difference (stated as a positive integer) between the Final Purchase Price and the Base Purchase Price.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Stock Purchase Agreement and the Exhibits, the Annexes, the Disclosure Schedule and the Schedules hereto and the certificates delivered hereunder, as the same shall be amended from time to time.

“Allocation Schedule” has the meaning ascribed to it in Section 8.06(b).

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Audited Financial Statement Date” means the last day of the most recent fiscal year of Parent for which Audited Financial Statements are delivered to Purchaser pursuant to Section 2.09.

“Audited Financial Statements” means the Financial Statements for the most recent fiscal year of Parent delivered to Purchaser pursuant to Section 2.09.

“Base Purchase Price” has the meaning ascribed to it in Section 1.02.

“Benefit Plan” means any Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA established or maintained by the Company or to which the Company contributes or has an obligation to contribute for the benefit of any employee, former employee or director of the Company or any beneficiary thereof.

“Board Recommendation” has the meaning ascribed to it in Section 2.31.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company or used or held for use in the conduct of the business of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the United Kingdom are authorized or obligated to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise), operations, results of operations or Assets and Properties of the Company.

“Change of Control Arrangements” has the meaning ascribed to it in Section 4.08.

“Change of Recommendation” has the meaning ascribed to it in Section 4.14.

“Change of Recommendation Notice” has the meaning ascribed to it in Section 4.14.

“Circular” has the meaning ascribed to it in Section 4.14.

“Claim Notice” means written notification pursuant to Section 10.02(a) of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 10.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Closing” means the closing of the transactions contemplated by Section 1.03.

“Closing Date” means the day on which the condition set forth in Section 6.11 (Shareholder Approval) is satisfied.

“Closing Date Balance Sheet” has the meaning ascribed to it in Section 1.04(b).

“Closing Net Worth” means the current assets (including cash and cash equivalents) of the Company, minus the current liabilities of the Company as of the Closing Date, as reflected on the Closing Date Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Employees” means those individuals who are employees of the Company as of the Closing.

“Contest” has the meaning ascribed to it in Section 8.05(b).

“Contract” means any written agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, side letter or other contract.

“Customer Contract” means each customer Contract to which the Company is a party or by which it or any of its Assets and Properties is bound, including without limitation, all sale agreements, lease agreements, equipment order terms, equipment maintenance terms, professional services unit terms, digital support service terms, software terms, supply terms and conditions, removed equipment agreements, sales agreement order forms and rental agreements.

“Cypress Shareholders” has the meaning ascribed to it in the forepart of this Agreement.

“Danka Credit Facility” means (i) the First Lien Credit Agreement, dated as of June 18, 2007, by and among the Company, Seller, the lenders from time to time party thereto, the letter of credit issuers from time to time party thereto and General Electric Capital Corporation, as administrative agent and as collateral agent (as amended, the “First Lien Credit Agreement”), (ii) the Second Lien Credit Agreement, dated as of June 18, 2007, by and among the Company, Seller, the lenders from time to time party thereto and General Electric Capital Corporation, as administrative agent and as collateral agent (as amended, the Second Lien Credit Agreement), and (iii) any ancillary agreement entered into in connection with the First Lien Credit Agreement and/or the Second Lien Credit Agreement.

“Data Room” means the virtual data room established by Parent and Seller with Capital Printing and available at https://docviewer.capitaldataroom.com.

“Defined Benefit Plan” means each Benefit Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Definitive Proxy Statement” has the meaning ascribed to it in Section 4.14.

“Disclosure Schedule” means the record delivered to Purchaser by Seller and Parent herewith and dated as of the date of this Agreement, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller and Parent pursuant to this Agreement.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Due Diligence DVD” has the meaning ascribed to it in Section 2.37.

“Employment-Related Contracts” has the meaning ascribed to it in Section 2.18(a)(i).

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environments.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company (within the meaning of Section 414 of the Code).

“Escrow Agent” and “Escrow Agreement” have the respective meanings ascribed to them in Section 1.03.

“Escrow Amount” has the meaning ascribed to it in Section 1.03.

“Escrow Property” has the meaning ascribed to it in the Escrow Agreement.

“Exchange Act” has the meaning ascribed to it in Section 2.33.

“Existing Letters of Credit” has the meaning ascribed to it in Section 5.06.

“Final Determination” has the meaning ascribed to it in Section 8.05(d).

“Final Purchase Price” has the meaning ascribed to it in Section 1.04(a).

“Financial Statements” means the financial statements of the Company delivered to Purchaser pursuant to Section 2.09 or 4.06.

“FSA” has the meaning ascribed to it in Section 4.14.

“GAAP” means U.S. generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the United Kingdom, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Holdback Amount” means $10,000,000.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, and (iii) in the nature of guarantees of the obligations described in clauses (i) and (ii) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article X.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

“Indemnity Notice” means written notification pursuant to Section 10.02(b) of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Independent Accounting Firm” has the meaning ascribed to it in Section 1.04(d).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, brand names, inventions, proprietary processes and formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, proprietary industrial models, processes, designs and methodologies, rights in computer programs (including all source codes) and related documentation, proprietary technical information, proprietary manufacturing, engineering and technical drawings, proprietary know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Interest Rate” means the then Euro Interbank Offered Rate for three (3) month deposits, based on a 365-day year, plus one-tenth of one percent (0.10%) calculated daily and compounded annually.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the ordinary course of business of the Company).

“IP Contracts” means all Contracts to which the Company is a party under which the Company is granted the right to use, or grants to another Person the right to use, Intellectual Property, excluding (i) Contracts for off-the-shelf or other readily commercially available software, and (ii) vendor, dealer, supplier, sales agency, distribution, and other agreements the primary purpose of which are not the grant of Intellectual Property rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Parent” or “Known to Parent” means the actual knowledge of the officer and employees of Parent listed in Section 12.01 of the Disclosure Schedule following a review of this Agreement and reasonable inquiry of the matters set forth in this Agreement.

“Knowledge of Seller” or “Known to Seller” means the actual knowledge of the officer and employees of Seller listed in Section 12.01 of the Disclosure Schedule following a review of this Agreement and reasonable inquiry of the matters set forth in this Agreement.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including, without limitation, the UK’s City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006 and the Listing Rules of the UKLA.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, asserted or unasserted, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment and specifically excluding any consequential damages or loss of profits).

“Material Adverse Effect” or “Material Adverse Change” means any change, event or development which has a material adverse effect on the Business or Condition of the

Company, other than any such change, event or development resulting from (i) general economic conditions in any of the markets or geographical areas in which the Company operates (so long as the Company is not disproportionately affected thereby); (ii) any amendment, modification, termination (partially or completely) under or other adverse development with respect to supplier relationships set forth in Section 12.01 of the Disclosure Schedule; (iii) any calamity or other conditions generally affecting any of the industries in which the Company operates (so long as the Company is not disproportionately affected thereby); (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (so long as the Company is not disproportionately affected thereby); (v) changes after the date of this Agreement in GAAP or interpretations thereof; (vi) any existing event, occurrence or circumstance expressly set forth in the Disclosure Schedule; or (vii) the announcement of the transactions contemplated by this Agreement and the other agreements contemplated hereby (including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Company’s business).

“Members Voluntary Liquidation” means the proposed members' voluntary liquidation of Parent in accordance with the Insolvency Act 1986.

“MIFs” has the meaning ascribed to it in Section 2.30.

“Net Worth Adjustment” has the meaning ascribed to it in Section 1.04(a).

“Net Worth Statement” has the meaning ascribed to it in Section 1.04(c).

“Objection Notice” has the meaning ascribed to it in Section 1.04(c).

“Official List” means the list maintained by the Financial Services Authority for the purposes of Part VII of the Financial Services and Markets Act 2000 in England and Wales.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Shares” means the ordinary shares of 1.25 pence each in nominal value in the share capital of Parent.

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Board” has the meaning ascribed to it in Section 2.31.

“Parent Shareholder Meeting” has the meaning ascribed to it in Section 4.14.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Pension Benefit Plan” means each Benefit Plan that is a pension benefit plan within the meaning of Section 3(2) of ERISA.

“Permitted Lien” means with respect to any property or otherwise: (a) Liens for Taxes, assessments and government or other similar charges that are not yet due or delinquent or that the taxpayer is contesting in good faith through appropriate proceedings but only to the extent that reserves have been taken into account for such Taxes, assessments or government or other similar charges in computing the Net Worth Adjustment, (b) mechanics’, materialmen’s, and similar statutory Liens arising or incurred in the ordinary course of business for amounts not overdue, and (c) Liens arising in the ordinary course of business and not securing or related to Indebtedness or in connection with the borrowing of money so long as the same, individually or in the aggregate, with other such Liens do not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any Benefit Plan.

“Pre-Closing” means the pre-closing meeting to be attended by counsel to Purchaser and counsel to Seller and Parent and contemplated by Section 1.03(a).

“Pre-Closing Date” means the Business Day immediately prior to the date on which the Parent Shareholder Meeting (or any adjournment or postponement thereof) is scheduled to take place.

“Post-Closing Tax Periods” has the meaning ascribed to it in Section 8.04(b).

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 8.01(a).

“Pre-Closing Tax Returns” has the meaning ascribed to it in Section 8.01(a).

“Pre-Closing Taxes” has the meaning ascribed to it in Section 8.01(a).

“Preliminary Proxy Statement” has the meaning ascribed to it in Section 4.14.

“Pro Forma Returns” has the meaning ascribed to it in Section 8.01(a).

“Proxy Statement” has the meaning ascribed to it in Section 4.14.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchased Company” has the meaning ascribed to it in Section 8.06(a).

“Purchaser Disclosure Schedule” means the record delivered to Seller and Parent by Purchaser herewith and dated as of the date of this Agreement, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

“Purchaser Indemnified Parties” has the meaning ascribed to it in Section 8.04(a).

“Qualified Plan” means each Benefit Plan that is intended to qualify under Section 401 of the Code.

“Reference Net Worth” means $109,247,000.

“Representatives” has the meaning ascribed to it in Section 4.03.

“Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

“SEC” has the meaning ascribed to it in Section 2.33.

“SEC Reports” has the meaning ascribed to it in Section 2.34.

“Section 338(h)(10) Election” has the meaning ascribed to it in Section 8.06(a).

“Section 338 Forms” has the meaning ascribed to it in Section 8.06(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning ascribed to it in the forepart of this Agreement.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 8.04(b).

“Shareholder Resolutions” means the resolutions to be proposed at the Parent Shareholder Meeting to approve (i) the transactions contemplated by this Agreement, (ii) payment of the sum of $5,000,000 under the circumstances set forth in Section 11.02(b) (the “Termination Fee Resolution”); (iii) the amendment to Parent’s articles of association, to provide for the desired allocation of the proceeds of the disposal between the holders of the Ordinary Shares and the holders of the 6.50% senior convertible participating shares of Parent; (iv) that Parent be wound up voluntarily; (v) that Jeremy Spratt and Finbarr O’Connell of KPMG Limited be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; and (vi) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in this Agreement (to the extent necessary), each of which shall be inter-conditional upon the other (provided that the approval of the Termination Fee Resolution shall not be a condition to Closing under Articles VI and VII) and shall be passed in accordance with all applicable Laws and the articles of association of Parent.

“Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Straddle Period” has the meaning ascribed to it in Section 8.01(b).

“Subject Defined Benefit Plan” means each Defined Benefit Plan listed and described in Section 2.15(a) of the Disclosure Schedule.

“Superior Proposal” means any Acquisition Proposal for consideration consisting of cash and/or securities that the Parent Board concludes (in its reasonable good faith judgment after consultation with its financial advisor and outside legal counsel and taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) would, if consummated, result in a more favorable transaction to Parent’s shareholders from a financial point of view than the transactions contemplated under this Agreement and is reasonably capable of being consummated (taking into account, among other things, the necessity and availability of financing).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental or Regulatory Authority.

“Taxes” means (a) any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental or Regulatory Authority, and including any interest, penalty, or addition thereto, and (b) any liability for amounts described in clause (a) under Treasury Regulation Section 1.1502-6, as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group or as a result of any written agreement to indemnify any Person for amounts described in clause (a).

“Termination Fee Resolution” has the meaning ascribed to it in Section 12.01.

“Third Party Claim” has the meaning ascribed to it in Section 10.02(a).

“Transfer Taxes” has the meaning set forth in Section 8.07.

“UKLA” means the United Kingdom Listing Authority.

“Unaudited Financial Statement Date” means the last day of the most recent fiscal quarter of the Company for which Financial Statements are delivered to Purchaser pursuant to Section 2.09.

“Unaudited Financial Statements” means the Financial Statements for the most recent fiscal quarter of the Company delivered to Purchaser pursuant to Section 2.09.

“Voting Agreement” means the Voting Agreement substantially in the form attached hereto as Exhibit H entered into by the Cypress Shareholders as provided herein.

(a) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE XIII

MISCELLANEOUS

13.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed or couriered (first class or courier charges postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:
Konica Minolta Business Solutions U.S.A., Inc.
100 Williams Drive
Ramsey, New Jersey 07446
Facsimile No.: 201-825-7331
Attn: Sharon Umhoefer, Esq.

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy
1 Chase Manhattan Plaza
New York, New York 10005
Facsimile No.: 212-822-5671
Attn: Charles Conroy, Esq.

If to Seller, to:

c/o Danka Business Systems PLC
11101 Roosevelt Boulevard
St. Petersburg, Florida 33716
Facsimile No: 727-622-2185
Attention: General Counsel

and

c/o Danka Business Systems PLC
Masters House
107 Hammersmith Road
London W14 0QH
Attention: Company Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606-1285
Facsimile No: 312-407-0411
Attention: Gary P. Cullen

Shilpi Gupta

If to Parent, to:

Danka Business Systems PLC
11101 Roosevelt Boulevard
St. Petersburg, Florida 33716
Facsimile No: 727-622-2185
Attention: General Counsel

and

Danka Business Systems PLC
Masters House
107 Hammersmith Road
London W14 0QH
Attention: Company Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606-1285
Facsimile No: 312-407-0411
Attention: Gary P. Cullen

Shilpi Gupta

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 13.01, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 13.01, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 13.01, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13.01). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

13.02 Entire Agreement. This Agreement and the Escrow Agreement supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain non-binding expression of interest from Purchaser to Parent dated February 12, 2008, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

13.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Article XI), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and Seller and Parent shall pay the costs and expenses of the Company, incurred in connection with the negotiation, execution and closing of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby.

13.04 Public Announcements. At all times at or before the Closing, Seller, Parent and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller, Parent and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

13.05 Confidentiality. Each party hereto will hold, and will use its reasonable best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of

Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain or otherwise lawfully available to the public (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered or destroyed all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

13.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

13.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

13.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article X.

13.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article VIII and Article X) to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

13.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. All section references contained in this Agreement are to sections of this Agreement, except where the context requires otherwise.

13.11 Consent to Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 13.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter claim to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

13.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

13.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 13.01, or in any other manner permitted by Law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

13.14 Counterparts. This Agreement may be executed and delivered (including by electronic mail or facsimile transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

13.16 Dollars. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

13.17 Disclosure Schedule. Any matter disclosed in one section of the Disclosure Schedule shall be deemed to be disclosed for such section of the Disclosure Schedule (and the corresponding representation or warranty) and for all other sections of the Disclosure Schedule (and the corresponding representations or warranties) to the extent that the relationship of such matter to such other sections is reasonably apparent on its face, without further inquiry, to explicitly inform Purchaser of the information required to be disclosed in such other section (and the corresponding representation or warranty) of the Disclosure Schedule.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:	/s/ Jun Haraguchi
Name:	Jun Haraguchi
Title:	President & CEO

DANKA HOLDING COMPANY

By:	/s/ A.D. Frazier
Name:	A.D. Frazier
Title:	Director

DANKA BUSINESS SYSTEMS PLC

By:	/s/ A.D. Frazier
Name:	A.D. Frazier
Title:	CEO

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

by and among

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.,

DANKA HOLDING COMPANY,

DANKA BUSINESS SYSTEMS PLC

and

CITIBANK, N.A., as Escrow Agent

Dated as of [            ], 2008

ESCROW AGREEMENT (this “Agreement”), dated as of [            ], 2008, by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (the “Buyer”), Danka Holding Company, a Delaware corporation (the “Seller”), Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”). The Buyer, the Seller and Parent are sometimes collectively referred to herein as the “Interested Parties”.

WHEREAS, the Interested Parties have entered into the Stock Purchase Agreement dated April [8], 2008 (as it may be amended, supplemented, modified or waived from time to time, the “Stock Purchase Agreement”), pursuant to which the Seller has agreed to sell to the Buyer, and the Buyer has agreed to buy from the Seller, ten thousand (10,000) shares of common stock, par value $1.00 per share, of Danka Office Imaging Company, a Delaware corporation;

WHEREAS, pursuant to the Stock Purchase Agreement, the Interested Parties have agreed to establish an escrow arrangement as provided in Section 1.03 of the Stock Purchase Agreement in order to satisfy any claims for Losses suffered by Purchaser Indemnified Parties pursuant to Article VIII or Article X of the Stock Purchase Agreement; and

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

1. Appointment and Agreement of Escrow Agent.

The Interested Parties hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby accepts such appointment and agrees to act as, escrow agent upon the terms and subject to the conditions set forth in this Agreement.

2. Deposit of Escrow Funds or Property.

On the date hereof, the Buyer shall deposit with the Escrow Agent in immediately available funds the amount of $25,000,000 (the “Escrow Deposit”, as increased by any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 4 below, or as decreased by any payments disbursed pursuant to Section 3 below or paid to the Escrow Agent pursuant to Section 6 below, collectively, the “Escrow Property”), and the Escrow Agent agrees to hold the Escrow Property in an account established with the Escrow Agent (the “Escrow Account”) and to administer the Escrow Property in accordance with the terms of this Agreement.

3. Claims and Payment; Release from Escrow.

(a) Subject to the terms and provisions of the Stock Purchase Agreement, if the Escrow Agent receives a written notice from the Buyer specifying in reasonable detail, the nature and the dollar amount of a claim for Losses for which Purchaser Indemnified Parties may seek indemnification from Parent or the Seller under Article VIII or Article X of the Stock Purchase Agreement (an “Escrow Payment Notice”), which Escrow Payment Notice shall include a certificate executed by an Authorized Person of Buyer certifying as to the good faith belief of Buyer as to the claim and the dollar amount of such claim, the Escrow Agent shall retain all or a portion of the Escrow Property sufficient to indemnify the Buyer for such Losses until the first to occur of the following:

(i)	the date on which the Escrow Agent receives a certificate of instruction in the form of Exhibit B hereto (the “Certificate of Instruction”) executed by the Buyer, Parent and/or the Seller, in which case the Escrow Agent shall disburse or retain such Escrow Property (or applicable portions thereof) as set forth in such Certificate of Instruction; or

(ii)	the date on which the Escrow Agent receives a Certificate of Instruction executed by the Buyer or Parent and/or the Seller, accompanied by a copy of an arbitral or judicial order or decree resolving the dispute, and providing that such order or decree is final and that the time for all appeals therefrom has expired with no appeal being taken, in which case the Escrow Agent shall disburse or retain such Escrow Property (or applicable portions thereof) as set forth in such Certificate of Instruction and in a manner consistent with such order or decree.

(b) The Escrow Agent shall distribute the Escrow Property (or applicable portions thereof) by wire transfer of immediately available funds to the Buyer’s bank accounts as may be specified by the Buyer in the relevant Certificate of Instruction.

(c) The Escrow Agent shall distribute the Escrow Property (or applicable portions thereof) by wire transfer of immediately available funds to Parent’s and/or the Seller’s bank account(s) as designated by Parent and/or the Seller, as follows:

(i)

On the first Business Day following the first (1st) anniversary of the date of this Agreement (the “First Release Date”), the Escrow Agent shall disburse to Parent and/or the Seller (i) $5,000,000 of the Escrow Property less the sum of (x) the aggregate dollar amount disbursed to the Buyer prior to the First Release Date pursuant to Section 3(a), and (y) the aggregate dollar amount retained by the Escrow Agent for Losses asserted by the Buyer prior to the First Release Date pursuant to Section 3(a) if, and then only to the extent that, such amount has not been disbursed to the Buyer pursuant to a Certificate of Instruction delivered pursuant to Section 3(a) prior to the First Release Date, and (ii) any accrued interest thereon.

(ii)

On the first Business Day following the second (2nd) anniversary of the date of this Agreement (the “Second Release Date”), the Escrow Agent shall disburse to Parent and/or the Seller (i) $10,000,000 of the Escrow Property less the sum of (x) the aggregate dollar amount disbursed to the Buyer prior to the Second Release Date pursuant to Section 3(a), (y) the aggregate dollar amount retained by the Escrow Agent for Losses asserted by the Buyer prior to the Second Release Date pursuant to Section 3(a) if, and then only to the extent that, such amount has not been disbursed to the Buyer pursuant to a Certificate of Instruction delivered pursuant to Section 3(a) prior to the Second Release Date, and (z) any amounts disbursed to Parent and/or the Seller on the First Release Date, and (ii) any accrued interest thereon.

(iii)

On the first Business Day following the third (3rd) anniversary of the date of this Agreement (the “Third Release Date”), the Escrow Agent shall disburse to Parent and/or the Seller (i) $15,000,000 of the Escrow Property less the sum of (x) the aggregate dollar amount disbursed to the Buyer prior to the Third Release Date pursuant to Section 3(a), (y) the aggregate dollar amount retained by the Escrow Agent for Losses asserted by the Buyer prior to the Third Release Date pursuant to Section 3(a) if, and then only to the extent that, such amount has not been disbursed to the Buyer pursuant to a Certificate of Instruction delivered pursuant to Section 3(a) prior to the Third Release Date, and (z) the aggregate dollar amount disbursed to Parent and/or the Seller on the First Release Date and the Second Release Date, and (ii) any accrued interest thereon.

(iv)

On the first Business Day following the fourth (4th) anniversary of the date of this Agreement (the “Final Release Date”), the Escrow Agent shall disburse to Parent and/or the Seller all of the remaining Escrow Property less the sum of the aggregate dollar amount retained by the Escrow Agent for Losses asserted by the Buyer prior to the Final Release Date pursuant to Section 3(a) if, and then only to the extent that, such amount has not been disbursed to the Buyer pursuant to a Certificate of Instruction delivered pursuant to Section 3(a) prior to the Final Release Date; provided that any amounts not disbursed to Parent and/or the Seller on the Final Release Date shall be disbursed to Parent and/or the Seller (including accrued interest thereon) or the Buyer pursuant to a Certificate of Instruction delivered pursuant to Section 3(a) no later than two Business Days following the Escrow Agent’s receipt of such a Certificate of Instruction.

4. Investment of Funds.

(a) The Escrow Agent shall invest the Escrow Property in [            ]1, pursuant to and as directed by Parent or Seller. The Escrow Agent shall invest the Escrow Property on the

[1]	Parent/Seller to provide.

date of deposit provided that it is received on or before 11:00 a.m. (E.S.T.). Any Escrow Property received by the Escrow Agent after 11:00 a.m. (E.S.T.) shall be treated as if received on the following Business Day. For purposes of this Agreement “Business Day” shall mean any day that the Escrow Agent is open for business. Except as otherwise provided in this Agreement, any interest or other income earned on the Escrow Property shall be for the account of Parent and/or Seller and shall be paid on each of the First Release Date, the Second Release Date, the Third Release Date and the Final Release Date, as applicable. Distributions made to the Buyer in accordance with Section 3 hereof, apart from those distributions from interest or other income earned on the Escrow Property, shall be treated for all tax purposes as adjustments to the Final Purchase Price.

(b) Any investment direction contained herein may be executed through an affiliated broker dealer of the Escrow Agent and will be entitled to such usual and customary fee. Neither Citibank nor any of its affiliates assume any duty or liability for monitoring the investment rating.

(c) Tax Reporting. The Interested Parties agree that, unless otherwise required by law, any interest or other income earned on the Escrow Property shall be allocated for United States federal income tax purposes to Seller until Seller is liquidated and thereafter to Parent. All income taxes in respect of any interest or other income earned on the Escrow Property shall be the obligation of and shall be paid when due by Seller until the Seller is liquidated at which time such taxes shall be the obligation of and shall be paid when due by Parent. To the extent required, information reporting shall be made by the Escrow Agent in accordance with this clause (c).

(d) Certification of Tax Identification Number. Seller shall promptly provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 certifying its status as beneficial owner of the Escrow Property for United States federal income tax purposes. Upon the liquidation of Seller, Parent shall promptly provide the Escrow Agent with a duly completed and properly executed IRS Form W-8BEN, including any attachments or claims or tax treaty certifications necessary to claim an exemption from or reduced rate of withholding tax on income earned on the Escrow Property.

(e) IRS Circular 230 Disclosure. Citibank, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citibank and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

5. Concerning the Escrow Agent.

(a) Escrow Agent Duties. Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Stock Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby,

(iii) subject to Section 21 hereof, this Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto, (iv) the Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder and (v) the Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

(b) Standard of Care. The Escrow Agent shall be under no duty to afford the Escrow Property any greater degree of care than it gives its own similar property. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct.

(c) Limitation on Liability. Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or subcustodians (not resulting from its or their bad faith, gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction), or (iii) for the investment or reinvestment of any Escrow Property, or any liquidation of such investment or reinvestment, executed in accordance with the terms of this Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Escrow Property, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d) Reliance. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, instrument, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e) Consultation. The Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel.

6. Compensation, Expense Reimbursement and Indemnification.

(a) Compensation: Each of the Interested Parties covenants and agrees to pay the Escrow Agent’s fees and all reasonable expenses specified in Schedule A and incurred by the Escrow Agent in connection with this Agreement; provided, however, that the payment of such fees and expenses shall be shared equally by the Buyer, on the one hand, and the Seller and

Parent, on the other hand. In the event that such fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose; provided, that if the Buyer has not paid its portion of such fees and the Escrow Agent pays itself from the Escrow Property, the Buyer shall promptly pay such fees into the Escrow Account and provided, further that if the Seller and Parent have not paid their portion of such fees and the Escrow Agent pays itself from the Escrow Property, the Escrow Agent shall deduct such amount from the amount disbursed to the Seller and Parent pursuant to Section 3(c)(i) through (iii) of this Agreement. The Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Property an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled hereunder.

(b) Indemnification: Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers and directors (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability, except to the extent such loss, liability, damage, cost and expense shall be caused by the Indemnified Party’s own bad faith, gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

7. Dispute Resolution. In the event of any disagreement among any of the Interested Parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until (i) the rights of all parties having or claiming an interest in the Escrow Property or the Escrow Account shall have been fully and finally adjudicated by a court of competent jurisdiction, or all differences and doubts shall have been resolved by agreement among all of the Interested Parties, and (ii) the Escrow Agent shall, in the case of adjudication by a court of competent jurisdiction, have received a final order, judgment or decree by such court of competent jurisdiction, which order, judgment or decree is not subject to appeal, and in the case of resolution of differences and doubts by agreement, have received a notice in writing signed by an Authorized Person (as defined below) of each of the Interested Parties setting forth in detail the agreement. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to file an action in interpleader requiring the Interested Parties hereto to answer and litigate any claims and rights among themselves. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of, the Interested Parties. The rights of the Escrow Agent under this Section 7 are cumulative of all other rights which it may have by law or otherwise.

8. Exclusive Benefit. Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties except that the Escrow Agent may resign upon the terms described in this Agreement.

9. Force Majeure. Notwithstanding anything contained in this Agreement to the contrary, the Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

10. Resignation and Removal.

(a) The Interested Parties may jointly remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each of the Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b) Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall jointly and promptly appoint a successor escrow agent, enter into an agreement with such successor escrow agent in substantially the form of this Agreement and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such (i) 30-day period, in the case of the Escrow Agent’s removal, or (ii) 30-day period, in the case of the Escrow Agent’s resignation, the Escrow Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c) Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs, expenses and the value of other obligations owed to the Escrow Agent hereunder, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses or the value of other obligations are paid to it.

(d) Upon delivery of the Escrow Property to the successor escrow agent and to an Interested Party, if applicable, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder. The removal or resignation of the Escrow Agent shall not relieve the Escrow Agent of responsibility to account to the Interested Parties for funds received by the Escrow Agent prior to the effective date of such removal or resignation.

11. Governing Law; Jurisdiction; Waivers.

(a) The parties agree (pursuant to section 5-1401 of the General Obligations Law of the State of New York) that, to the extent such laws would otherwise not apply, this Agreement (including this choice-of-law provision) and the rights and obligations of the parties to this Agreement shall be governed by, construed in accordance with, and all controversies and disputes arising under, in connection with or in relation to this Agreement shall be resolved pursuant to, the laws of the State of New York applicable to contracts made and to be wholly performed in the State of New York.

(b) The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City, County and State of New York, for any proceedings commenced regarding this Agreement, including, but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Agreement. The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court.

(c) The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Agreement.

(d) The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

12. Instructions, Verification, Communications.

(a) All instructions required under this Agreement shall be delivered to the Escrow Agent in writing, in English, in facsimile form and, if so requested by the Escrow Agent, an original, executed by an Authorized Person (as hereinafter defined) of each of the Interested Parties or an entity acting on its behalf. The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signers form as set forth on Schedule B and shall remain in effect until the applicable Interested Party, or an entity acting on its behalf, notifies Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). The Escrow Agent and the Interested Parties agree that the above constitutes a commercially reasonable security procedure.

(b) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier, .pdf, e-mail, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to the Escrow Agent from time to time by an Authorized Person and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent. The Interested Parties to this Agreement acknowledge that these security procedures for funds transfers are commercially reasonable.

(c) To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties. The Interested Parties hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

(d) Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the Email Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(e) The provisions of this Section 12(a)-(d) may be amended by the Escrow Agent unilaterally upon notice to the Interested Parties.

13. Notices; Wiring Instructions.

(a) Any notice permitted or required hereunder shall be in writing in English, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case addressed to the address and person(s) designated below their respective signature hereto (or to such other address as any such party may hereafter designate by written notice to the other parties). Notices to the Escrow Agent shall only be deemed given upon actual receipt by the Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or a banking holiday in New York, such time shall be extended to the next day on which the Escrow Agent is open for business.

(b) Any funds to be paid to the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to the Escrow Agent, as the case may be, in accordance with Section 13(a) above):

IF TO THE ESCROW AGENT:

CITIBANK, N.A.
ABA: 0210-0008-9
Account Name: Escrow Concentration Account
CREDIT A/C No.: 36855852
Reference:

14. Amendment or Waiver. Except as specifically set forth in this Agreement, any amendment or waiver of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

15. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

16. Termination. This Agreement shall terminate upon the distribution of all Escrow Property from the Escrow Account established hereunder in accordance with the terms of the instructions set forth in this Agreement, subject, however, to the survival of obligations after specifically contemplated in this Agreement to so survive.

17. Use of Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, or

“Citigroup” or “Citi” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any Interested Parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto.

19. Mergers and Conversions. Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

20. Defined Terms. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

21. Stock Purchase Agreement. To the extent provisions of this Agreement are inconsistent with the provisions contained in the Stock Purchase Agreement, the Stock Purchase Agreement shall supersede this Agreement and be the controlling document.

IN WITNESS WHEREOF, each of the parties has caused the Escrow Agreement to be executed by a duly authorized [officer] [representative] as of the day and year first written above.

CITIBANK, N.A., as Escrow Agent

By:
Name:
Title:
Date:

Notice to: Citibank, N.A. Agency & Trust 388 Greenwich Street, 14th Floor New York, NY 10013 Attn.: Phone: Facsimile:

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:
Name:
Title:
Date:

Notice to: Konica Minolta Business Solutions U.S.A., Inc. 100 Williams Drive Ramsey, New Jersey 07446 Attn: Sharon Umhoefer, Esq. Phone: 201-934-5214 Facsimile: 201-825-7331

DANKA HOLDING COMPANY

By:
Name:
Title:
Date:

Notice to: Danka Holding Company c/o Danka Business Systems PLC Masters House 107 Hammersmith Road London W14 0QH Attn.: Company Secretary Phone: 011-44-207-605-0150 Facsimile: 727-622-2185

DANKA BUSINESS SYSTEMS PLC

By:
Name:
Title:
Date:

Notice to: Danka Business Systems PLC Masters House 107 Hammersmith Road London W14 0QH Attn.: Company Secretary Phone: 011-44-207-605-0150 Facsimile: 727-622-2185

EXHIBIT B

DANKA HOLDING COMPANY

Officer’s Certificate

Danka Holding Company, a Delaware corporation (“Seller”), pursuant to Section 6.03 of the Stock Purchase Agreement dated as of April 8, 2008 (the “Stock Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement) among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Seller, HEREBY CERTIFIES that:

(1) Each of the representations and warranties made by Seller in the Stock Purchase Agreement was true and correct in all material respects on and as of the date of the Stock Purchase Agreement, and any representation or warranty made by Seller as of a specific date was true and correct on and as of such date; provided, however, that those representations and warranties containing materiality qualifiers were true and correct in all respects on and as of the date of the Stock Purchase Agreement, and any representation or warranty made as of a specific date was true and correct on and as of such date.

(2) Each of the representations and warranties made by Seller in the Stock Purchase Agreement is true and correct on and as of the date hereof as though such representations or warranties were made on and as of the date hereof, except for those representations and warranties that were made as of a specific date, which shall be true and correct as of such date (in each case, without regard to materiality qualifiers) except where the failure of any such representations or warranties (as modified pursuant to the immediately preceding parenthetical phrase) to be true and correct on and as of the date hereof or such earlier date have not had or could not reasonably be expected to have a Material Adverse Effect.

(3) Seller has performed and complied with, in all material respects, each agreement, covenant and obligation required by the Stock Purchase Agreement to be so performed or complied with by Seller on or before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of the      day of         , 2008.

DANKA HOLDING COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO OFFICER’S CERTIFICATE OF SELLER]

EXHIBIT C

DANKA HOLDING COMPANY

[Assistant] Secretary’s Certificate

I,                                         , [Assistant] Secretary of Danka Holding Company, a Delaware corporation (“Seller”), pursuant to Section 6.03 of the Stock Purchase Agreement dated as of April 8, 2008 (the “Stock Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement) among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Seller, DO HEREBY CERTIFY on behalf of Seller as follows:

(1) Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of Seller and all amendments thereto (as so amended, the “Certificate of Incorporation”), and no amendment to the Certificate of Incorporation has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Certificate of Incorporation has been filed in the office of the Secretary of State of the State of Delaware since such date.

(2) Attached hereto as Exhibit B is a true, complete and correct copy of the By-Laws of Seller as in full force and effect on the date hereof and at all times since                     .

(3) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions adopted by the Board of Directors of Seller with respect to the Stock Purchase Agreement and the Escrow Agreement and the transactions contemplated thereby, which resolutions were duly and validly adopted at a meeting of the Board of Directors of Seller

on [            ], 2008, at which a quorum was present and acting throughout. All such resolutions have not been amended or repealed and are in full force and effect on the date hereof in the form in which adopted.

(4) Each of the following named individuals is a duly elected or appointed, qualified and acting officer of Seller who holds, and at all times since [            ], 2008 has held, the offices set opposite such individual’s name, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

[signature page follows]

IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of the      day of                     , 2008.

DANKA HOLDING COMPANY

By:
Name:
Title:

I,                     , [title of officer] of Seller, DO HEREBY CERTIFY on behalf of Seller that                      is the duly elected or appointed, qualified and acting [Assistant] Secretary of Seller, and the signature set forth above is the genuine signature of such officer.

Name:
Title:
, 2008

[SIGNATURE PAGE TO SECRETARY’S CERTIFICATE OF SELLER]

EXHIBIT D

DANKA BUSINESS SYSTEMS PLC

Officer’s Certificate

Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), pursuant to Section 6.03 of the Stock Purchase Agreement dated as of April 8, 2008 (the “Stock Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement) among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Parent and Danka Holding Company, a Delaware corporation (“Seller”), HEREBY CERTIFIES that:

(1) Each of the representations and warranties made by Parent in the Stock Purchase Agreement was true and correct in all material respects on and as of the date of the Stock Purchase Agreement, and any representation or warranty made by Parent as of a specific date was true and correct on and as of such date; provided, however, that those representations and warranties containing materiality qualifiers were true and correct in all respects on and as of the date of the Stock Purchase Agreement, and any representation or warranty made as of a specific date was true and correct on and as of such date.

(2) Each of the representations and warranties made by Parent in the Stock Purchase Agreement is true and correct on and as of the date hereof as though such representations or warranties were made on and as of the date hereof, except for those representations and warranties that were made as of a specific date, which shall be true and correct as of such date (in each case, without regard to materiality qualifiers) except where the failure of any such representations or warranties (as modified pursuant to the immediately preceding parenthetical phrase) to be true and correct on and as of the date hereof or such earlier date have not had or could not reasonably be expected to have a Material Adverse Effect.

(3) Parent has performed and complied with, in all material respects, each agreement, covenant and obligation required by the Stock Purchase Agreement to be so performed or complied with by Parent on or before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, Parent has caused this Certificate to be executed on its behalf by the undersigned on and as of the      day of                     , 2008.

DANKA BUSINESS SYSTEMS PLC

By:
Name:
Title:

[SIGNATURE PAGE TO OFFICER’S CERTIFICATE OF PARENT]

EXHIBIT E

DANKA BUSINESS SYSTEMS PLC

[Assistant] Secretary’s Certificate

I,                     , [Assistant] Secretary of Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), pursuant to Section 6.03 of the Stock Purchase Agreement dated as of April 8, 2008 (the “Stock Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement) among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Danka Holding Company, a Delaware corporation (“Seller”), and Parent, DO HEREBY CERTIFY on behalf of Parent as follows:

(1) Attached hereto as Exhibit A is a true, complete and correct copy of the Articles of Association of Parent and all amendments thereto (as so amended, the “Articles of Association”), and no amendment to the Articles of Association has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Articles of Association has been filed with the Registrar of Companies for England and Wales since such date.

(2) Attached hereto as Exhibit B is a true, complete and correct copy of the Certificate of Incorporation of Parent as in full force and effect on the date hereof and at all times since                         .

(3) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions adopted by the Board of Directors of Parent with respect to the Stock Purchase Agreement and the Escrow Agreement and the transactions contemplated thereby, which resolutions were duly and validly adopted at a meeting of the Board of Directors of Parent on [            ], 2008, at which a quorum was present and acting throughout. All such resolutions have not been amended or repealed and are in full force and effect on the date hereof in the form in which adopted.

(4) Each of the following named individuals is a duly elected or appointed, qualified and acting officer of Parent who holds, and at all times since [            ], 2008 has held, the offices set opposite such individual’s name, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

[signature page follows]

IN WITNESS WHEREOF, Parent has caused this Certificate to be executed on its behalf by the undersigned on and as of the              day of                     , 2008.

DANKA BUSINESS SYSTEMS PLC

By:
Name:
Title:

I,                     , [title of officer] of Parent, DO HEREBY CERTIFY on behalf of Parent that                      is the duly elected or appointed, qualified and acting [Assistant] Secretary of Parent, and the signature set forth above is the genuine signature of such officer.

Name:
Title:
, 2008

[SIGNATURE PAGE TO SECRETARY’S CERTIFICATE OF PARENT]

EXHIBIT F

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

Officer’s Certificate

Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), pursuant to Section 7.03 of the Stock Purchase Agreement dated as of April 8, 2008 (the “Stock Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement) among Purchaser, Danka Holding Company, a Delaware corporation (“Seller”), and Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), HEREBY CERTIFIES that:

(1) Each of the representations and warranties made by Purchaser in the Stock Purchase Agreement is true and correct in all material respects on and as of the date of the Stock Purchase Agreement and the date hereof as though such representation or warranty was made on and as of the date hereof.

(2) Purchaser has performed and complied with, in all material respects, each agreement, covenant and obligation required by the Stock Purchase Agreement to be so performed or complied with by Purchaser on or before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed on its behalf by the undersigned on and as of the              day of                     , 2008.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:
Name:
Title:

[SIGNATURE PAGE TO OFFICER’S CERTIFICATE OF PURCHASER]

EXHIBIT G

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

[Assistant] Secretary’s Certificate

I,                     , [Assistant] Secretary of Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), pursuant to Section 7.03 of the Stock Purchase Agreement dated as of April 8, 2008 (the “Stock Purchase Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement) among Purchaser, Danka Holding Company, a Delaware corporation (“Seller”), and Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), DO HEREBY CERTIFY on behalf of Purchaser as follows:

(1) Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of Purchaser and all amendments thereto (as so amended, the “Certificate of Incorporation”), and no amendment to the Certificate of Incorporation has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Certificate of Incorporation has been filed in the office of the Secretary of State of the State of New York since such date and no action has been taken by Purchaser, its shareholders, directors or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of Purchaser.

(2) Attached hereto as Exhibit B is a true, complete and correct copy of the By-Laws of Purchaser as in full force and effect on the date hereof and at all times since [date of last amendment].

(3) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions adopted by the Board of Directors of Purchaser with respect to the Stock Purchase Agreement and the Escrow Agreement and the transactions contemplated thereby, which resolutions were duly and validly adopted at a meeting of the Board of Directors of Purchaser on [                    ], 2008, at which a quorum was present and acting throughout. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the Board of Directors of Purchaser or any committee thereof relating to the Stock Purchase Agreement and such Escrow Agreement and the transactions contemplated thereby.

(4) Each of the following named individuals is a duly elected or appointed, qualified and acting officer of Purchaser who holds, and at all times since [                    ], 2008 has held, the office set opposite such individual’s name, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

[Name]	[Title]

[signature page follows]

IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed on its behalf by the undersigned on and as of the              day of                     , 2008.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:
Name:
Title:

I,                     , [title of officer] of Purchaser, DO HEREBY CERTIFY on behalf of Purchaser that                      is the duly elected or appointed, qualified and acting [Assistant] Secretary of Purchaser, and the signature set forth above is the genuine signature of such officer.

Name:
Title:
, 2008

[SIGNATURE PAGE TO SECRETARY’S CERTIFICATE OF PURCHASER]

Exhibit H

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of April 8, 2008, by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of the Netherlands, and 55th Street Partners II L.P. a Delaware limited partnership (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Purchaser and Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Danka Holding Company, a Delaware corporation (“Seller”), have entered into a Stock Purchase Agreement (as it may be amended, supplemented, modified or waived from time to time, the “Stock Purchase Agreement”), which provides, among other things, for the sale by Seller to Purchaser of ten thousand (10,000) shares of common stock, par value $1.00 per share, of Danka Office Imaging Company, a Delaware corporation (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, each Stockholder is the record and Beneficial Owner of, and has the sole right to vote and dispose of, that number of 6.5% senior convertible participating shares of Parent (the “Participating Shares”) set forth next to such Stockholder’s name on Schedule A hereto; and

WHEREAS, as an inducement to Purchaser entering into the Stock Purchase Agreement and incurring the obligations therein, Purchaser has required that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1 Other Definitions. For the purposes of this Agreement:

(a) “Acquisition Proposal” means any proposal for a merger or other business combination to which the Company, Seller or Parent is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company, Seller or Parent, other than the transactions contemplated by the Stock Purchase Agreement.

(b) “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

(c) “Agreement” has the meaning ascribed to it in the forepart of this Agreement.

(d) “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

(e) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(f) “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company or used or held for use in the conduct of the business of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

(g) “Business or Condition of the Company” means the business, condition (financial or otherwise), operations, results of operations or Assets and Properties of the Company.

(h) “Company” has the meaning ascribed to it in the forepart of this Agreement.

(i) “Contract” means any written agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, side letter or other contract.

(j) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(k) “Expiration Time” has the meaning ascribed to it in Section 2.1 of this Agreement.

(l) “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the United Kingdom, any foreign country or any domestic or foreign state, county, city or other political subdivision.

(m) “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, and (iii) in the nature of guarantees of the obligations described in clauses (i) and (ii) above of any other Person.

(n) “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, brand names, inventions, proprietary processes and formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, proprietary industrial models, processes, designs and methodologies, rights in computer programs (including all source codes) and related documentation, proprietary technical information, proprietary manufacturing, engineering and technical drawings, proprietary know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

(o) “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the ordinary course of business of the Company).

(p) “Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including, without limitation, the UK’s City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006 and the Listing Rules of the UKLA.

(q) “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

(r) “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

(s) “Members Voluntary Liquidation” means the proposed members’ voluntary liquidation of Parent in accordance with the Insolvency Act 1986.

(t) “Ordinary Shares” means the ordinary shares of 1.25 pence each in nominal value in the share capital of Parent.

(u) “Owned Shares” has the meaning ascribed to it in Section 2.1 of this Agreement.

(v) “Parent” has the meaning ascribed to it in the forepart of this Agreement.

(w) “Participating Shares” has the meaning ascribed to it in the forepart of this Agreement.

(x) “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

(y) “Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

(z) “Seller” has the meaning ascribed to it in the forepart of this Agreement.

(aa) “Shareholder Resolutions” means the resolutions to be proposed at the Parent Shareholder Meeting to approve (i) the transactions contemplated by the Stock Purchase Agreement, (ii) payment of the sum of $5,000,000 under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement (the “Termination Fee Resolution”); (iii) the amendment to Parent’s Articles of Association, to provide for the desired allocation of the proceeds of the disposal between the holders of the Ordinary Shares and the holders of the 6.50% senior convertible participating shares of Parent; (iv) that Parent be wound up voluntarily; (v) that Jeremy Spratt and Finbarr O’Connell of KPMG Limited be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; and (vi) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in the Stock Purchase Agreement (to the extent necessary), each of which shall be inter-conditional upon the other (provided that the approval of the Termination Fee Resolution shall not be a condition to Closing under Articles VI and VII of the Stock Purchase Agreement) and shall be passed in accordance with all applicable Laws and the Articles Of Association of Parent.

(bb) “Stock Purchase Agreement” has the meaning ascribed to it in the forepart of this Agreement.

(cc) “Stockholder” and “Stockholders” each has the meaning ascribed to it in the forepart of this Agreement.

(dd) “Stockholders’ Meeting” has the meaning ascribed to it in Section 2.1 of this Agreement.

(ee) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental or Regulatory Authority.

(ff) “Taxes” means (a) any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental or Regulatory Authority, and including any interest, penalty, or addition thereto, and (b) any liability for amounts described in clause (a) under Treasury Regulation Section 1.1502-6, as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group or as a result of any written agreement to indemnify any Person for amounts described in clause (a).

(gg) “Transaction” has the meaning ascribed to it in the forepart of this Agreement.

(hh) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender;

(ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.

II. AGREEMENT TO VOTE

2.1 Agreement to Vote.

Subject to the terms and conditions hereof, each Stockholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the consummation of the transactions contemplated by the Stock Purchase Agreement, including the Transaction and the Members Voluntary Liquidation; (ii) the termination of the Stock Purchase Agreement in accordance with its terms, (iii) the written agreement of Purchaser to terminate this Agreement or (iv) the effectiveness of any amendment, modification or supplement to, or waiver by Parent or the Seller under, the Stock Purchase Agreement, unless consented to in writing by each of the Stockholders (such earliest occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of Parent’s stockholders, however called, or in any other circumstances (including any sought action by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Stockholders’ Meeting”), each Stockholder will (x) appear at such a meeting or otherwise cause all of such Stockholder’s Participating Shares Beneficially Owned by such Stockholder as of the relevant time (“Owned Shares”) to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and, unless otherwise expressly consented to in writing by Purchaser, in its sole discretion, (y) vote, or cause to be voted, all of its Owned Shares (A) in favor of the adoption of the Stock Purchase Agreement (whether or not then recommended by Parent’s Board of Directors or any committee thereof) and the approval of the transactions contemplated thereby, including the Transaction, and the matters set forth in the Shareholder Resolutions (including, without limitation, payment to Purchaser of the sum of $5,000,000, under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement), (B) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Stock Purchase Agreement, including the Transaction, and the Shareholder Resolutions (including, without limitation, payment to Purchaser of the sum of $5,000,000, under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement), (C) against any Acquisition Proposal or any transaction contemplated by such Acquisition Proposal, (D) against any proposal made in opposition to, or in competition or inconsistent with, the Transaction, the Stock Purchase Agreement (including the adoption or consummation thereof), or the Shareholder Resolutions (including, without limitation, payment to Purchaser of the sum of $5,000,000, under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement) and (E) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Stock Purchase Agreement.

2.2 Additional Participating Shares. Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify Purchaser of the number of any new Participating Shares or Options with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before the Expiration Time. Any such Participating Shares shall automatically become subject to the terms of this Agreement as Owned Shares as though owned by such Stockholder as of the date hereof.

2.3 Restrictions on Transfer, Etc. Except as provided for herein, each Stockholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Owned Shares or Options; (ii) tender any Owned Shares or Options into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Stockholder may make transfers of Owned Shares for estate planning or similar purposes so long as such Stockholder retains control over the voting and disposition of such Owned Shares and agrees in writing to continue to vote such Owned Shares in accordance with this Agreement. Each Stockholder further agrees to authorize and hereby authorizes Purchaser and Parent to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the voting of the Owned Shares.

2.4 Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Owned Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Purchaser, with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote or otherwise to act on behalf of the Stockholder with respect to its Owned Shares solely with respect to the matters set forth in, and solely in the manner contemplated by Section 2.1 with respect to its Owned Shares. The proxy granted by each Stockholder pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest, and is granted in order to secure such Stockholder’s performance under this Agreement and in consideration of Purchaser entering into this Agreement and the Stock Purchase Agreement. If any Stockholder fails for any reason to be counted as present or to vote such Stockholder’s Owned Shares in accordance with the requirements of Section 2.1 above (or anticipatorily breaches such section), then Purchaser shall have the right to cause to be present or vote such Stockholder’s Owned Shares in accordance with the provisions of Section 2.1. The proxy granted by each Stockholder shall be automatically revoked upon the Expiration Time. Each Stockholder agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4 and, further agrees, to take all steps necessary (including under Parent’s Articles of Association) to ensure that Purchaser is validly appointed as such Stockholder’s proxy at any relevant Stockholders’ Meeting.

III. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Stockholders. The Stockholders, severally and not jointly, represent and warrant to Purchaser as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Each Stockholder hereby represents and warrants that it is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power (corporate or otherwise) and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder, and (assuming due authorization, execution and delivery by Purchaser, Seller and Parent) this Agreement constitutes a legal, valid and binding obligation of each Stockholder enforceable against each Stockholder in accordance with its terms.

(b) Schedule A of this Agreement sets forth the number of Participating Shares constituting Owned Shares of each Stockholder as of the date hereof. Each Stockholder is the record and Beneficial Owner of the Owned Shares, as set forth on Schedule A of this Agreement and has good, valid and marketable title thereto free and clear of any Liens (other than those arising under this Agreement), and, except as provided in this Agreement, has full and unrestricted power to dispose of and vote all of such Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to such Stockholder’s Owned Shares.

(c) None of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby:

(i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or association or by-laws (or other comparable corporate charter documents) of the Stockholders;

(ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Stockholders or any of the Assets and Properties of any Stockholder; or

(iii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require any Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) result in the creation or imposition of any Lien upon any Stockholder or any of their respective Assets and Properties under, any Contract or License to which any Stockholder is a party or by which any Assets and Properties of any Stockholder is bound.

(d) No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Stockholder is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

IV. ADDITIONAL COVENANTS OF THE STOCKHOLDERS

4.1 Disclosure. Each Stockholder, severally and not jointly, hereby authorizes Purchaser and the Company to publish and disclose in any announcement or disclosure required by any Governmental or Regulatory Authority (including, without limitation, the SEC and FSA) such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder’s obligation under this Agreement.

4.2 Non-Interference; Further Assurances. Each Stockholder agrees that, prior to the Expiration Time, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Purchaser to confirm and assure the rights and obligations set forth in this Agreement.

4.3 No Solicitation. Each Stockholder, jointly and severally, covenants and agrees that it will not take, nor permit any Affiliate (other than Parent and its subsidiaries as set forth in the Stock Purchase Agreement) of the Stockholders (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Stockholders or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or permitting access to the Assets and Properties and Books and Records of the Company) any offer or inquiry from any Person concerning an Acquisition Proposal. If any Stockholder or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, the Stockholders will promptly advise such Person, by written notice, of the terms of this Section 4.3 and will promptly (and in any event within twenty-four (24) hours of such receipt), orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser. The Stockholders or any such Affiliate immediately shall cease and cause to be terminated all existing discussions or negotiations with any such Person conducted heretofore with respect to an Acquisition Proposal.

V. TERMINATION

5.1 Termination. This Agreement shall terminate without further action at the Expiration Time.

5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become null and void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement.

VI. GENERAL

6.1 Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed or couriered (first class or courier charges postage prepaid):

(i) if to a Stockholder, to the address set forth below such Stockholder’s name on the signature page hereto, and

(ii) if to Purchaser, in accordance with Section 13.01 of the Stock Purchase Agreement.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 6.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 6.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

6.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

6.3 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay its own costs and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

6.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

6.5 Amendment. This Agreement may be amended, supplemented or modified only by written instrument duly executed by or on behalf of each party hereto.

6.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

6.7 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

6.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

6.9 Consent to Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any action, suit or proceeding arising out of or relating to this or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 6.16 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter claim to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREBY.

6.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State. Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 6.1, or in any other manner permitted by Law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

6.12 Counterparts. This Agreement may be executed and delivered (including by electronic mail or facsimile transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.13 Injunctive Relief; Remedies. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at Law. Any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, without posting a bond or other security, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

6.14 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

6.15 Stock Purchase Agreement. Notwithstanding anything herein to the contrary, none of the undersigned makes any representation or warranty with respect to Parent, the Seller or the Company or any subsidiary of the Company or any covenant or commitment to cause any of them to take or refrain from taking any action, it being understood and agreed that the Stock Purchase Agreement fully governs the arrangements between Purchaser, Parent and Seller and not this Agreement.

6.16 Fiduciary Duties. Notwithstanding anything herein to the contrary, this Agreement is entered into by each of the undersigned solely in its capacity as a stockholder of Parent, and nothing in this letter agreement shall restrict in any way the exercise by any of the undersigned’s Affiliates of their fiduciary and legal obligations in their capacity as directors of the Parent or any other entity.

[signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:
Name:
Title:

CYPRESS MERCHANT BANKING PARTNERS II L.P.

By:
Name:
Title:

CYPRESS MERCHANT BANKING II C.V.

By:
Name:
Title:

55TH STREET PARTNERS II, L.P.

By:
Name:
Title

[SIGNATURE PAGE TO VOTING AGREEMENT]